Exhibit 4.18

Dated 20 February 2007

DANAOS CORPORATION

as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS

listed in Schedule 1

as Lenders

- and -

THE ROYAL BANK OF SCOTLAND PLC

as Swap Bank

- and -

THE ROYAL BANK OF SCOTLAND PLC

as Issuing Bank, Agent

and Security Trustee

LOAN AGREEMENT

relating to a revolving credit facility

of up to US$700,000,000

to refinance certain existing indebtedness and equity and

to (re)finance the purchase price

of certain approved ships/newbuildings

WATSON, FARLEY & WILLIAMS

Piraeus

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITIES	26

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS	26

4	DRAWDOWN	28

5	CURRENCY OPTION	31

6	INTEREST	35

7	INTEREST PERIODS	38

8	DEFAULT INTEREST	38

9	REPAYMENT, PREPAYMENT AND CANCELLATION	39

10	CONDITIONS PRECEDENT	46

11	REPRESENTATIONS AND WARRANTIES	47

12	GENERAL UNDERTAKINGS	49

13	CORPORATE UNDERTAKINGS	53

14	INSURANCE	54

15	SHIP COVENANTS	59

16	SECURITY COVER	63

17	PAYMENTS AND CALCULATIONS	65

18	APPLICATION OF RECEIPTS	67

19	APPLICATION OF EARNINGS	68

20	EVENTS OF DEFAULT	69

21	FEES AND EXPENSES	73

22	INDEMNITIES	74

23	NO SET-OFF OR TAX DEDUCTION	76

24	ILLEGALITY, ETC	77

25	INCREASED COSTS	77

26	SET-OFF	79

27	TRANSFERS AND CHANGES IN LENDING OFFICES	79

28	VARIATIONS AND WAIVERS	82

29	NOTICES	83

30	REDUCTION OF GUARANTEES	84

31	SETTLEMENT OF GUARANTEES	85

32	INDEMNITY OF THE BORROWER	85

33	INDEMNITIES OF THE LENDERS	88

34	SUPPLEMENTAL	89

35	LAW AND JURISDICTION	90

SCHEDULE 1 LENDERS AND COMMITMENTS		91

SCHEDULE 2 DRAWDOWN NOTICE / GUARANTEE ISSUE REQUEST		92

SCHEDULE 3 CONDITION PRECEDENT DOCUMENTS		94

SCHEDULE 4 TRANSFER CERTIFICATE		101

SCHEDULE 5 DESIGNATION NOTICE		105

SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		106

SCHEDULE 7 MANDATORY COST FORMULA		107

EXECUTION PAGE		109

THIS LOAN AGREEMENT is made on 20 February 2007

BETWEEN:

(1)           DANAOS CORPORATION, as Borrower;

(2)           THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)           THE ROYAL BANK OF SCOTLAND PLC, acting through its office at Akti Miaouli 45, 185 36 Piraeus, Greece, as Swap Bank;

(4)           THE ROYAL BANK OF SCOTLAND PLC, acting through its office at Akti Miaouli 45, 185 36 Piraeus, Greece, as Issuing Bank; and

(5)           THE ROYAL BANK OF SCOTLAND PLC, acting through its office at Akti Miaouli 45, 185 36 Piraeus, Greece, as Agent and Security Trustee.

WHEREAS:

(A)          The Lenders agreed to make available to the Borrower a revolving credit facility of up to US$700,000,000 divided into:

(i)            a revolving credit facility of up to US$200,000,000 to be on-lent by the Borrower to certain wholly-owned subsidiaries of the Borrower to assist such subsidiaries in refinancing the Existing Indebtedness (as hereafter defined) and the equity of such subsidiaries; and

(ii)           a revolving credit facility of up to US$500,000,000 to be on-lent by the Borrower to certain wholly-owned subsidiaries of the Borrower to assist such subsidiaries in (re)financing the acquisition cost of certain Approved Ships.

(B)           The Swap Bank has agreed to enter into interest rate swap and forward foreign exchange transactions with the Borrower from time to time to hedge the Borrower’s exposure under this Agreement to interest rate fluctuations and to exchange rate fluctuations between any Optional Currencies (as hereafter defined) and Dollars.

(C)           Each of the wholly-owned subsidiaries of the Borrower mentioned above will execute in favour of the Security Trustee a guarantee of the obligations and liabilities of the Borrower under this Agreement.

(D)          The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1              INTERPRETATION

1.1          Definitions.  Subject to Clause 1.5, in this Agreement:

“Advance” means the principal amount of each borrowing by the Borrower under this Agreement or (as the case may be) the Outstanding Guarantee Amount of each Guarantee issued upon request of the Borrower under this Agreement or, as the context may require, the principal amount of each such borrowing from time to time outstanding;

“Advance 1 Grace Period”  means the period commencing on the first Drawdown Date of an Advance in respect of the Tranche A Advance 1 Ship and ending on the earlier of:

(a)           the date falling 5 years after such first Drawdown Date;

(b)           the first date on which any Tranche A Advance 1 Ship has an Age of 19 years or more; or

(c)           the date on which the Agent notifies the Borrower that any Tranche A Advance 1 Ship is not subject to long-term time charter employment fully satisfactory to the Lenders;

“Advance 3 Grace Period”  means the period commencing on the first Drawdown Date of an Advance in respect of the Tranche A Advance 3 Ships and ending on the earlier of:

(a)           the date falling 1 year after such first Drawdown Date;

(b)           the first date on which any Tranche A Advance 3 Ship has an Age of 19 years or more; or

(c)           the date on which the Agent notifies the Borrower that any Tranche A Advance 3 Ship is not subject to long-term time charter employment fully satisfactory to the Lenders;

“Affected Lender” has the meaning given in Clause 6.7;

“Age”  means, in relation to any ship on any date, the number of years (rounded down to the nearest integer) from the year in which the construction of that ship was completed until that date;

“Agency and Trust Agreement”  means the agency and trust agreement executed or to be executed between the Borrower, the Lenders, the Swap Bank, the Issuing Bank, the Agent and the Security Trustee in such form as the Lenders may approve or require;

“Agent”  means The Royal Bank of Scotland plc, acting in its capacity as agent for the Lenders, the Swap Bank and the Issuing Bank under the Finance Documents through its office at Akti Miaouli 45, 185 36 Piraeus, Greece, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Applicable Accounts” means, in relation to a Compliance Date or an accounting period, the consolidated balance sheets and related consolidated statements of stockholders’ equity, income and cash flows, together with related notes, of the Borrower’s Group set out in the annual financial statements or quarterly financial statements of the Borrower’s Group prepared as of the Compliance Date or, as the case may be, the last day of the accounting period in question (and which the Borrower is obliged to deliver to the Agent pursuant to Clause 12.6, which accounts are to be prepared in accordance with Clause 12.7);

“Approved Broker”  means each of Arrow Sale & Purchase (UK) Ltd., Braemer Seascope Ltd., Galbraith’s Limited, Howe Robinson & Co. Ltd., H. Clarkson & Company Limited, Simpson Spence & Young and any other independent sale and purchase shipbroker as may be approved by the Agent from time to time;

“Approved Flag”  means any of the Greek, Panamanian, Liberian, Marshall Islands, Bahamas, Maltese, Cypriot or Singaporean flags or any other flag as the Lenders may, in their absolute discretion, approve as the flag on which a Ship may be registered;

“Approved Flag State”  means any of Greece, Panama, Liberia, the Marshall Islands, the Commonwealth of the Bahamas, Malta, Cyprus or Singapore or any other country in which the Lenders may, in their absolute discretion, approve that a Ship may be registered;

“Approved Guarantor”  means a company (acceptable in all respects to the Lenders) which is a wholly-owned subsidiary of the Borrower incorporated in an Approved Flag State and which shall be the owner of a Mortgaged Ship;

“Approved Manager”  means in relation to each Mortgaged Ship, Danaos Shipping Co. Ltd., a company incorporated in the Republic of Cyprus whose registered office is at Libra House, 16 P. Catelari Street, Nicosia, Cyprus or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the manager of that Ship;

“Approved Purchase Contract”  means, in relation to an Approved Ship, the memorandum of agreement or, as the case may be, shipbuilding contract (including in either case any amendments or supplements thereto) to be made between the Approved Seller thereof and the Approved Guarantor who is the buyer thereof on such terms and conditions to be approved by the Lenders (such approval not to be unreasonably withheld) and, in the plural, means all of them;

“Approved Seller”  means, in relation to an Approved Ship, the seller or, as the case may be, builder of such Approved Ship and, in the plural, means all of them;

“Approved Ship”  means:

(a)           any container vessel to be purchased pursuant to an Approved Purchase Contract, which, on the anticipated date of registration of the Mortgage relative thereto, has an Age of not more than 15 years and will, on delivery to the relevant Approved Guarantor, be subject to long-term employment fully satisfactory to the Lenders;

(b)           any dry bulk carrier to be purchased pursuant to an Approved Purchase Contract, which, on the anticipated date of registration of the Mortgage relative thereto, has an Age of not more than 15 years; or

(c)           any other vessel of an Age and type acceptable to the Lenders (in their sole and absolute discretion) and which will, on delivery to the relevant Approved Guarantor, be subject to long-term employment satisfactory to the Lenders (in their sole and absolute discretion), in each case nominated by the Borrower, and approved in writing by the Agent (such written approval to be given by the Agent upon the instructions of all the Lenders (acting in their sole and absolute discretion)), as an “Approved Ship” for the purposes of this Agreement and, in the plural, means all of them;

“Availability Period”  means, in relation to an Advance, the period commencing on the date of this Agreement and ending on:

(a)           subject to Clauses 4.2 and 4.8, the date falling 1 month before the final Reduction Date for that Advance (or such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower); or

(b)           if earlier, the date on which the Total Commitments are fully cancelled or terminated;

“Bareboat Charter Security Agreement”  means, in relation to any Mortgaged Ship which is subject to a bareboat charter (including without limitation each Existing Bareboat Charter) (such bareboat charter to be entered into by the relevant Owner with the prior consent of the Agent pursuant to Clause 15.13(a)), an agreement or agreements whereby the Security Trustee receives an assignment of the rights of the relevant Owner under the bareboat charter and certain undertakings from that Owner and the relevant charterer and, if so agreed by the Security Trustee (acting with the authorisation of the Lenders), agrees to give certain undertakings to that charterer, in each case, in such form as the Lenders may approve or require and, in the plural, means all of them;

“Bareboat-equivalent Time Charter Income”  means, in relation to a Ship, the aggregate charter hire due and payable to the Owner of that Ship for the remaining unexpired term of the charter or other contract of employment relative to that Ship at the relevant time (excluding any option periods (as that term is defined in Clause 16.5(a))) less the aggregate operating expenses of the Ship as determined by the Borrower and certified to the satisfaction of the Agent for the same period;

“Beneficiary” means, in relation to a Guarantee, the person in whose favour the Guarantee has been issued under this Agreement;

“Book Net Worth”  means, as of any Compliance Date, the aggregate of value of the stockholders’ equity of the Group as shown in the Applicable Accounts;

“Borrower”  means Danaos Corporation, a corporation domesticated and existing under the laws of the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 (and includes its successors);

“Borrower’s Group” means the Borrower and each of its subsidiaries;

“Business Day”  means a day on which banks are generally open for business in London and Athens and, if on that day a payment or other dealing is due to take place under this Agreement:

(a)           in Dollars, a day on which commercial banks are open in New York City;

(b)           in an Optional Currency (other than Euros), a day on which commercial banks are open in New York City and the principal financial centre of the country of that Optional Currency; and

(c)           in Euros, a Target Day;

“Cash and Cash Equivalents”  means the aggregate of:

(a)           the amount of freely available credit balances on any deposit or current account;

(b)           the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Lenders issued by a prime international bank; and

(c)           the market value of equity securities (if and to the extent that the Agent is satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Trustee) by the Borrower or any of its subsidiaries where:

(i)            the market value of any asset specified in paragraph (b) and (c) shall be the bid price quoted for it on the relevant calculation date by the Agent; and

(ii)           the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Agent’s spot rate for the purchase of Dollars with that currency on the relevant calculation date;

~~“Cash Collateral Account” means an account in the name of the Borrower with the Agent in Piraeus designated “Danaos Corporation - Cash Collateral Account”, or any other account (with that or another office of the Agent or with a bank or financial institution other than the Agent) which is designated by the Agent as the Cash Collateral Account for the purposes of this Agreement;~~

“Charterparty Assignment”  means, in relation to:

(a)           an Existing Ship (at all times during the term of the Existing Time Charter relative thereto), an assignment of the rights of the Owner of that Existing Ship under the Existing Time Charter relative to that Existing Ship executed or to be executed by the relevant Owner in favour of the Security Trustee; and

(b)           each other Mortgaged Ship and each Existing Ship after the expiry of the Existing Time Charter or Existing Bareboat Charter relative thereto, an assignment of the rights of the relevant Owner under any time charterparty or contract of affreightment in respect of such Ship of at least 12 consecutive months or under any time charter and any guarantee of such charter or contract of employment in respect of such Ship executed or to be executed by the relevant Owner in favour of the Security Trustee, in each case, in such form as the Lenders may approve or require and, in the plural, means all of them;

“Commitment”  means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and “Total Commitments” means the aggregate of the Commitments of all the Lenders);

“Compliance Date” means 31 March, 30 June, 30 September and 31 December in each calendar year (or such other dates as of which the Borrower prepares the consolidated financial statements which it is required to deliver pursuant to Clause 12.6);

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Contractual Currency” has the meaning given in Clause 22.5;

“Contribution”  means, in relation to a Lender, the part of the Loan which is owing to that Lender (excluding, for the avoidance of doubt, any Outstanding Guarantee Amount);

“Creditor Party”  means the Agent, the Security Trustee, the Issuing Bank, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

“Current Percentage”  means, in relation to a Lender and in respect of a Guarantee, the proportion, expressed as a percentage, which the Lender’s Commitment bore to the Total Commitments as at the Drawdown Date of the Guarantee;

“Danaos ~~Accounts~~Account Charge”  means the deed containing, inter alia, a charge in respect of the Danaos Earnings ~~Account and the Cash Collateral~~ Account executed or to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders may approve or require;

“Danaos Earnings Account”  means an account in the name of the Borrower with the Agent in Piraeus designated “Danaos Corporation US$700m facility - Earnings Account” or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account for the purposes of this Agreement;

“Deed of Covenant”  means, in relation to any Mortgaged Ship registered on the Maltese, Cyprus, Singapore or Bahamas flag, a deed of covenant collateral to the Mortgage on such Ship, to be in such form as the Lenders may approve or require and, in the plural, means all of them;

“Delivery Date”  means the date on which an Approved Ship is delivered to, and accepted by, the Approved Guarantor under the Approved Purchase Contract;

“Designated Transaction” means a Transaction which fulfils the following requirements:

(a)           it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank which, at the time the Transaction is entered into, is also a Lender and the Borrower’s rights under the Master Agreement are subject to a Master Agreement Assignment;

(b)           its purpose is the hedging of the Borrower’s exposure (i) under this Agreement to fluctuations in LIBOR or (as the case may be) EURIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Reduction Date or (ii) to fluctuations in the exchange rate between any of the Optional Currencies and Dollars; and

(c)           it is designated by the Borrower, by delivery by the Borrower to the Agent of a notice of designation in the form set out in Schedule 5, as a Designated Transaction for the purposes of the Finance Documents;

“Dollar Spot Rate of Exchange”  means, in relation to Dollars and in respect of any Interest Period, the Agent’s spot rate of exchange for the purchase in the London Interbank Market or, as the case may be, the European Interbank Market of Dollars with an Optional Currency at or about 11.00 a.m. (London time) on the Quotation Date for the relevant Interest Period;

“Dollars” and “$”  means the lawful currency for the time being of the United States of America;

“Drawdown Date”  means, in relation to an Advance, the date requested by the Borrower for that Advance to be made (or, as the case may be, for the issue of the Guarantee), or (as the context requires) the date on which the Advance is actually made (or, as the case may be, the Guarantee is actually issued);

“Drawdown Notice”  means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

“Earnings” means, in relation to each Mortgaged Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)           all freight, hire and passage moneys, compensation payable to the Owner of that Ship or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship;

(b)           all moneys which are at any time payable under Insurances in relation to that Ship in respect of loss of earnings; and

(c)           if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Accounts”  means, together, the Danaos Earnings Account as the Owner’s Earnings Accounts and in the singular means any of them;

“Earnings Account Charge”  means, in relation to each Owner’s Earnings Account, the deed containing, inter alia, a charge in respect of that Owner’s Earnings Account executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Lenders may approve or require and in the plural means all of them;

“EBITDA”  means, in respect of the relevant period, the Net Income of the Borrower’s Group before interest, taxes, depreciation and amortisation and any capital gains or losses realised from the sale of any Fleet Vessels as shown in the Applicable Accounts;

“EMU Legislation”  means legislative measures of the Council of the European Union for the introduction of, changeover to, or operation of, a single or unified European currency being part of the implementation of the Third Stage;

“Environmental Claim”  means:

(a)           any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)           any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident”  means, in relation to each Mortgaged Ship:

(a)           any release of Environmentally Sensitive Material from that Ship; or

(b)           any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner of that Ship and/or any operator or manager of it is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)           any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner of that Ship and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law”  means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material”  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“EURIBOR”  means, for an Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document):

(a)           the rate per annum equal to the offered quotation for deposits in Euros for a period equal to, or as near as possible equal to, the relevant Interest Period (or, as the case may be, such other period) which appears on the appropriate page of the Reuters Money News Service at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period (or, as the case may be, such other period); or

(b)           if no rate is quoted on the appropriate page of the Reuters Money News Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in Euros are offered to that Lender by leading banks in the European Interbank Market at that Lender’s request at or about 11.00 a.m. (Brussels time) on the Quotation Date for that Interest Period (or, as the case may be, such other period) for a period equal to that Interest Period (or, as the case may be, such other period) and for delivery on the first Business Day of it;

“Euro”  and “Euros” means, for the time being, the single currency of Participating Member States as provided in the EMU Legislation;

“European Interbank Market” means the interbank market for Euros operating in Participating Member States;

“Existing Bareboat Charter”  means, in relation to:

(a)           “SA SEDERBERG”, a Barecon 89 bareboat charter dated 5 April 2002 and made between MC Robin Shipping Limited as original owner and Safmarine as charterer (as the same may be supplemented and amended from time to time);

(b)           “SA WINTERBERG”, a Barecon 89 bareboat charter dated 5 April 2002 and made between MC Eagle Shipping Limited as original owner and Safmarine as charterer (as the same may be supplemented and amended from time to time);

(c)           “SA HELDERBERG”, a Barecon 89 bareboat charter dated 5 April 2002 and made between MC Canary Shipping Limited as original owner and Safmarine as charterer (as the same may be supplemented and amended from time to time); and

(d)           “MAERSK CONSTANTIA”, a Barecon 89 bareboat charter dated 5 April 2002 and made between MC Seagull Shipping Limited as original owner and Safmarine as charterer (as the same may be supplemented and amended from time to time), each of the charters in paragraphs (a) to (d) being supplemented by a side letter dated 5 April 2002 and addenda numbered 1 to 4 thereto and novated by a deed of novation dated 17 June 2003 in favour of the relevant Existing Owner as owner and in the plural means all of them;

“Existing Charter”  means any Existing Bareboat Charter or any Existing Time Charter;

“Existing Indebtedness”  means, at any relevant time, the aggregate Financial Indebtedness under the Existing Loan Agreement;

“Existing Loan Agreement”  means the loan agreement dated 11 April 2005 made between (inter alia) Sederberg, Winterberg, Helderberg and Constantia as joint and several borrowers and The Royal Bank of Scotland plc. as lender in respect of a loan facility of (originally) $200,000,000 (of which an amount of $75,500,000 is outstanding by way of principal on the date of this Agreement);

“Existing Owners”  means in relation to:

(a)           “MOL CONFIDENCE”, Federal Marine Inc. (“Federal”);

(b)           “SA HELDERBERG”, Helderberg Maritime Inc. (“Helderberg”);

(c)           “SA WINTERBERG”, Winterberg Maritime Inc. (“Winterberg”);

(d)           “SA SEDERBERG”, Sederberg Maritime Inc. (“Sederberg”);

(e)           “MAERSK CONSTANTIA”, Constantia Maritime Inc. (“Constantia”);

(f)            “YM YANTIAN”, Seacaravel Shipping Limited (“Seacaravel”);

(g)           “NORASIA HAMBURG”, Seasenator Shipping Limited (“Seasenator”);

(h)           “VICTORY I”, Victory Shipholding Inc. (“Victory”);

(i)            “YM MILANO”, Saratoga Trading S.A. (“Saratoga”); and

(j)            any substitute vessel referred to in the proviso to the definition of “Existing Ship”, the Approved Guarantor which is the registered owner of such vessel,

being, in the case of each of Federal, Helderberg, Winterberg, Sederberg, Constantia, Victory and Saratoga, a corporation incorporated under the laws of the Republic of Liberia whose registered office is at 80 Broad Street, Monrovia, Liberia and, in the case of each of Seacaravel and Seasenator, a company incorporated under the laws of the Republic of Cyprus whose registered office is at Tribune House, 10 Skopa Street, P.O. Box 4736, Nicosia, Cyprus and, in the singular means any one of them;

“Existing Ships”  means each of:

(a)           the “Tranche A Advance 1 Ship”, being “MOL CONFIDENCE”, a 1994-built container vessel of approximately 4,651 TEUs container carrying capacity which is registered in the ownership of Federal under Cyprus flag and having IMO number 9065625 (“MOL CONFIDENCE”);

(b)           the “Tranche A Advance 2 Ships”, being,

(i)            “SA HELDERBERG”, a 1977-built container vessel of approximately 3,101 TEUs container carrying capacity which is registered in the ownership of Helderberg under Bahamas flag (and dual registered on the Belgian flag) and having IMO number 7423029 (“SA HELDERBERG”);

(ii)           “SA WINTERBERG”, a 1978-built container vessel of approximately 3,101 TEUs container carrying capacity which is registered in the ownership of Winterberg under Bahamas flag (and dual registered on the Belgian flag) and having IMO number 7422192 (“SA WINTERBERG”);

(iii)          “SA SEDERBERG”, a 1978-built container vessel of approximately 3,101 TEUs container carrying capacity which is registered in the ownership of Sederberg under Bahamas flag (and dual registered on the Belgian flag) and having IMO number 7423031 (“SA SEDERBERG”); and

(iv)          “MAERSK CONSTANTIA”, a 1979-built container vessel of approximately 3,101 TEUs container carrying capacity which is registered in the ownership of Constantia under Bahamas flag (and dual registered on the Belgian flag) and having IMO number 7422207 (“MAERSK CONSTANTIA”);

(c)           the “Tranche A Advance 3 Ships”, being:

(i)            “YM YANTIAN”, a 1989-built container vessel of approximately 3,908 TEUs container carrying capacity which is registered in the ownership of Seacaravel under Cyprus flag and having IMO number 8718110 (“YM YANTIAN”); and

(ii)           “NORASIA HAMBURG”, a 1989-built container vessel of approximately 3,908 TEUs container carrying capacity which is registered in the ownership of Seasenator under Cyprus flag and having IMO number 8718122 (“NORASIA HAMBURG”); and

(d)           the “Tranche A Advance 4 Ships”, being:

(i)            “VICTORY I”, a 1988-built container vessel of approximately 3,098 TEUs container carrying capacity which is registered in the ownership of Victory under Panama flag and having IMO number 8705486 (“VICTORY I”); and

(ii)           “YM MILANO”, a 1988-built container vessel of approximately 3,129 TEUs container carrying capacity which is registered in the ownership of Saratoga under Greek flag and having IMO number 8707355 (“YM MILANO”), and, in the singular, means any one of them Provided that the Lenders may, in their sole and absolute discretion and at the request of the Borrower made prior to the first Advance under Tranche A, agree to the substitution of any of the vessels set out above with another vessel nominated by the Borrower and acceptable to the Lenders;

 “Existing Time Charter”  means, in relation to:

(a)           “MOL CONFIDENCE”, a time charter dated 11 October 2004 and made between Federal Maritime Limited as original owner and Hyundai Merchant Marine Co., Ltd. as charterer as novated in favour of Federal as owner pursuant to a tripartite deed dated 23 February 2006 (as the same may be supplemented and amended from time to time);

(b)           “YM YANTIAN”, a time charter dated 30 March 2005 and made between Seacaravel as owner and Yangming (UK) Ltd. as charterer as supplemented by a side letter and addenda numbered 1 and 2 thereto (as the same may be further supplemented and amended from time to time);

(c)           “NORASIA HAMBURG”, a time charter dated 11 January 2000 and made between Seasenator as owner and Cosco Container Lines as charterer as supplemented by addenda numbered 1 to 5 thereto (as the same may be further supplemental and amended from time to time);

(d)           “VICTORY I”, a time charter dated 6 February 2004 and made between Victory as owner and Norasia Container Lines Ltd. as charterer (as the same may be supplemented and amended from time to time);

(e)           “YM MILANO”, a time charter dated 9 October 2003 and made between Saratoga as owner and Yangming (UK) Ltd. as charterer as supplemented by addenda numbered 1 to 4 thereto (as the same may be further supplemented and amended from time to time); and

(f)            any charter of each substitute vessel referred to in the proviso to the definition of “Existing Ship” which will be continuing on the Drawdown Date of the Advance relating to that vessel, and in the plural means all of them;

“Event of Default”  means any of the events or circumstances described in Clause 20.1;

“Finance Documents”  means:

(a)           this Agreement;

(b)           the Master Agreement;

(c)           the Agency and Trust Agreement;

(d)           the Owner Guarantees;

(e)           the Mortgages;

(f)            the Deeds of Covenant;

(g)           the General Assignments;

(h)           any Charterparty Assignment;

(i)            any Bareboat Charter Security Agreement;

(j)            the Master Agreement Assignment;

(k)           the Danaos ~~Accounts~~Account Charge;

(l)            the Earnings Account Charges;

(m)          the Manager’s Undertakings;

(n)           the Pre-Delivery Security Assignments; and

(o)           any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Owner or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the other documents referred to in this definition;

“Finance Level”  means:

(a)           (save for the part-financing of a pre-delivery instalment under an Approved Purchase Contract to which paragraph (c) below shall apply instead) in the case of an Approved Ship to be purchased pursuant to an Approved Purchase Contract, which is a container vessel and which, on the anticipated date of registration of the Mortgage relative thereto, has:

(i)            an Age of 4 years or less, 80 per cent. of the lesser of (x) Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Container Vessel Type A”);

(ii)           an Age of 5, 6, 7 or 8 years, 75 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Container Vessel Type B”);

(iii)          an Age of 9, 10, 11, 12 or 13 years, 70 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Container Vessel Type C”);

(iv)          an Age of 14 or 15 years, 65 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Container Vessel Type D”); or

(b)           (save for the part-financing of a pre-delivery instalment under an Approved Purchase Contract to which paragraph (c) below shall apply instead) in the case of an Approved Ship to be purchased pursuant to an Approved Purchase Contract, which is a dry bulk carrier and which, on the anticipated date of registration of the Mortgage relative thereto, has:

(i)            an Age of 4 years or less, 75 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Bulk Vessel Type A”);

(ii)           an Age of 5, 6, 7 or 8 years, 70 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Bulk Vessel Type B”);

(iii)          an Age of 9, 10, 11, 12 or 13 years, 65 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Bulk Vessel Type C”);

(iv)          an Age of 14 or 15 years, 60 per cent. of the lesser of (x) the Market Value of the Approved Ship and (y) the net contract price set out in the Approved Purchase Contract for the Approved Ship (any such Approved Ship being a “New Bulk Vessel Type D”); or

(c)           in the case of a part-financing of a pre-delivery instalment under an Approved Purchase Contract, 80 per cent. of the net contract price set out in the Approved Purchase Contract; or

(d)           in the case of any other Approved Ship, such figure as the Lenders shall determine in their absolute discretion,

save that, in the case of paragraphs (a), (b) or (c) above, the Lenders may in their absolute discretion increase the “Finance Level” subject to the satisfaction of any conditions (including, without limitation, the provision of additional security) required by the Lenders;

“Financial Indebtedness”  means, in relation to a person (the “debtor”), a liability of the debtor:

(a)           for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)           under any loan stock, bond, note or other security issued by the debtor;

(c)           under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)           under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)           under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor; or

(f)            under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

“Financial Year”  means, in relation to the Borrower’s Group and each Owner, each period of 1 year commencing on 1 January in respect of which its audited accounts are or ought to be prepared;

“Fleet Vessels”  means, together, all of the vessels (including, but not limited to, the Ships) from time to time owned or leased by members of the Borrower’s Group which, at the relevant time, are included within the Total Assets of the Borrower’s Group in the balance sheet of the Applicable Accounts or which would be included within the balance sheet if the Applicable Accounts were required to be prepared at that time;

“Forward Currency Swap”  means any Transaction made between the Borrower and the Swap Bank pursuant to the Master Agreement for the forward purchase or sale of one Optional Currency either with another Optional Currency or with Dollars;

“General Assignment”  means, in relation to each Mortgaged Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Lenders may approve or require and, in the plural, means all of them;

“Guarantee” means each guarantee issued or to be issued by the Issuing Bank in favour of a Beneficiary in a form which the Issuing Bank approves;

“Guaranteed Obligations” means, in relation to a Guarantee, the actual and contingent, certain and future obligations and liabilities owed by the Borrower or (as the case may be) the relevant Owner to the Beneficiary and secured by the Guarantee;

“Insurances”  means, in relation to each Mortgaged Ship:

(a)           all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of that Ship, her Earnings or otherwise in relation to her; and

(b)           all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

“Interest Coverage Ratio”  means, in relation to a Compliance Date or an accounting period, the ratio of (a) EBITDA for the most recent financial period of the Borrower’s Group to (b) the Net Interest Expenses for that financial period;

“Interest Period”  means a period determined in accordance with Clause 7;

“Interest Rate Swap Rate”  means, for any applicable period:

(a)           the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant applicable period which appears on the appropriate page of the Reuters Monitor Money Rates Service on the second Business Day prior to the commencement of the applicable period; or

(b)           if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Swap Bank to be the Interest Rate Swap Rate for a period equal to, or as near as possible equal to, the relevant applicable period;

“ISM Code” means, in relation to its application to the Approved Manager, each Owner, the Mortgaged Ship owned by that Owner and its operation:

(a)           ‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)           all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations’ produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to each Mortgaged Ship:

(a)           the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)           all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)           any other documents which are prepared or which are otherwise relevant to establish and maintain that Ship’s compliance or the compliance of the Owner of that Ship with the ISM Code which the Agent may require;

“ISM SMS” means, in relation to each Mortgaged Ship, the safety management system for that Ship which is required to be developed, implemented and maintained by the Owner of that Ship under the ISM Code;

“Issuing Bank”  means The Royal Bank of Scotland plc, acting in its capacity as issuing bank through its office at Akti Miaouli 45, 185 36 Piraeus, Greece;

“Japanese Yen” means the lawful currency for the time being of Japan;

“ISPS Code”  means the International Ship and Port Facility Security Code adopted by the International Maritime Organisation Assembly as the same may be amended or supplemented from time to time;

“ISPS Code Documentation”  includes, in relation to each Mortgaged Ship:

(a)           the International Ship Security Certificate issued pursuant to the ISPS Code in relation to that Ship within the period specified in the ISPS Code; and

(b)           all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

“Lender”  means, subject to Clause 27.6:

(a)           a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 27.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)           the holder for the time being of a Transfer Certificate;

(and includes their respective successors);

“LIBOR” means, for an Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document):

(a)           the rate per annum equal to the offered quotation for deposits in Dollars or, as the case may be, the relevant Optional Currency for a period equal to, or as near as possible equal to, the relevant Interest Period (or, as the case may be, such other period) which appears on the appropriate page of the Reuters Money News Service at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (or, as the case may be, such other period) or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars or, as the case may be, the relevant Optional Currency); or

(b)           if no rate is quoted on the appropriate page of the Reuters Money News Service, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent.) of the rates per annum notified to the Agent by each Lender as the rate at which deposits in Dollars or, as the case may be, the relevant Optional Currency are offered to that

                Lender by leading banks in the London Interbank Market at that Lender’s request at or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period (or, as the case may be, such other period) for a period equal to that Interest Period (or, as the case may be, such other period) and for delivery on the first Business Day of it;

“Loan”  means the aggregate principal amount of the Advances for the time being outstanding under this Agreement (excluding, for the avoidance of doubt, the Outstandings);

“Major Casualty”  means, in relation to each Mortgaged Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

“Majority Lenders”  means:

(a)           at any time when no Advances are outstanding, Lenders whose Commitments total 66.67 per cent. of the Total Commitments; and

(b)           at any other time, Lenders whose Contributions (plus, in the case of the Lender which is also the Issuing Bank, its Outstandings) total 66.67 per cent. of the aggregate of the Loan and the Outstandings;

“Management Agreement”  means, in relation to each Mortgaged Ship, an agreement made or to be made between (i) the Owner of that Ship and (ii) the Approved Manager in respect of the commercial and technical management of the Ship and, in the plural, means all of them;

“Manager’s Undertaking”  means, in relation to each Mortgaged Ship, a letter of undertaking executed or to be executed by the Approved Manager in favour of the Security Trustee in such form as the Lenders may approve or require agreeing certain matters in relation to the management of that Ship and subordinating the rights of the Approved Manager against the Ship and the Owner thereof to the rights of the Creditor Parties under the Finance Documents and, in the plural, means all of them;

“Mandatory Cost”  means the percentage rate per annum calculated by the Agent in accordance with Schedule 7;

“Market Value”  means, in relation to each Mortgaged Ship and each Fleet Vessel, the market value thereof calculated in accordance with Clause 16.4 or, as the case may be, Clause 16.5;

“Market Value Adjusted Net Worth”  means, at any time, the amount by which the Market Value Adjusted Total Assets exceed the Total Liabilities;

“Market Value Adjusted Total Assets”  means, at any time, the Total Assets adjusted to reflect the Market Value of all Fleet Vessels (by substituting the value of each Fleet Vessel as specified in the Applicable Accounts with the Market Value of that Fleet Vessel as at the relevant Compliance Date);

“Margin” means, 0.75 per cent. per annum;

“Master Agreement” means a master agreement (on the 1992 or, as the case may be, 2002 ISDA (Multicurrency - Crossborder) form) made between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

“Master Agreement Assignment” means the assignment of the Master Agreement in such form as the Lenders may approve or require;

“Moratorium Period”  means the period commencing on the Drawdown Date for the first Advance under Tranche A and ending 5 years thereafter;

“Mortgage” means, in relation to each Mortgaged Ship, a first priority or preferred mortgage on that Ship executed or to be executed by the relevant Owner in favour of the Security Trustee or, as the case may be, the Lenders, in each case to be in such form as the Lenders may approve or require and, in the plural, means all of them;

“Mortgaged Ship”  means a Ship which is subject to a Mortgage at any relevant time and, in the plural, means all of them;

“Negotiation Period” has the meaning given in Clause 6.10;

“Net Income” means, in relation to each Financial Year of the Borrower, the aggregate income of the Borrower’s Group appearing in the Applicable Accounts for that Financial Year less the aggregate of:

(a)           the amounts incurred by the Borrower’s Group during that Financial Year as expenses of its business;

(b)           depreciation, amortisation and all interest in respect of all Financial Indebtedness of the Borrower’s Group paid by all members of the Borrower’s Group during that Financial Year;

(c)           Net Interest Expenses;

(d)           taxes; and

(e)           other items charged to the Borrower’s consolidated profit and loss account for the relevant Financial Year;

“Net Interest Expenses”  means, as of any Compliance Date, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Borrower’s Group during that accounting period less interest income received, determined on a consolidated basis in accordance with USGAAP and as shown in the consolidated statements of income for the Borrower’s Group in the Applicable Accounts;

“New Bulk Vessel Type A”, “New Bulk Vessel Type B”, “New Bulk Vessel Type C”, “New Bulk Vessel Type D”, “New Container Vessel Type A”, “New Container Vessel Type B”, “New Container Vessel Type C” and “New Container Vessel Type D”  have the meanings given to them in the definition of “Finance Level”;

“Nomination Date”  means the date determined in accordance with Clause 4.8;

“Optional Currency” means any one of Euro, Japanese Yen, Sterling or Swiss Francs or any other major currency which may be approved by all the Lenders (in their sole and absolute discretion) Provided that such currency is for the time being freely transferable, freely convertible into Dollars and dealt in on the London Interbank Market or, as the case may be, the European Interbank Market;

“Outstanding Guarantee Amount” means, in relation to a Guarantee, the maximum amount for which the Guarantee was issued less the aggregate amount of all reductions to it which have been made in accordance with the provisions of Clause 30.1;

“Outstandings” means, at any time, the aggregate of each Outstanding Guarantee Amount at that time;

“Owner” means, in relation to:

(a)           each Existing Ship, the Existing Owner thereof; and

(b)           any other Mortgaged Ship, the Approved Guarantor which (i) is the registered owner of such Mortgaged Ship or (ii) acquired, or committed to acquire, such Mortgaged Ship pursuant to the Approved Purchase Contract relative thereto, and, in the plural, means all of them;

“Owner Guarantee”  means, in relation to each Owner, a guarantee by that Owner of the Borrower’s liabilities under this Agreement and the other Finance Documents executed or to be executed by the relevant Owner in favour of the Security Trustee in such form as the Lenders may approve or require and, in the plural, means all of them;

“Owner’s Earnings Account”  means, in relation to each Mortgaged Ship, an amount in the name of the Owner of such Ship with the Agent in Piraeus designated “[name of Ship] - Earnings Account” or any other account (with that or another office of the Agent) which is designated by the Agent as the Owner’s Earnings Account in relation to that Ship for the purposes of this Agreement and, in the plural, means all of them;

“Participating Member State”  means each state so described in any EMU Legislation;

“Payment Currency” has the meaning given in Clause 22.5;

“Pertinent Jurisdiction”, in relation to a company, means:

(a)           England and Wales;

(b)           the country under the laws of which the company is incorporated or formed;

(c)           a country in which the company’s central management and control is or has recently been exercised;

(d)           a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)           a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)            a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

“Potential Event of Default”  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders (in the case of any provision of this Agreement or any of the other Finance Documents which is made subject to the determination of the Majority Lenders) and/or the satisfaction of any other condition, would constitute an Event of Default;

“Pre-Delivery Advance”  means an Advance under Tranche B which will be used for the purpose of part-(re)financing the payment of a pre-delivery instalment (other than the delivery instalment) for an Approved Ship under a shipbuilding contract which is an Approved Purchase Contract;

“Pre-Delivery Security Assignment”  means, in relation to an Approved Ship, a first priority assignment in favour of the Security Trustee of the Approved Purchase Contract for that Approved Ship (save in the case of an Approved Purchase Contract which is already the subject of an existing Pre-Delivery Security Assignment) and the Refund Guarantee in respect of the instalment which is to be financed by the Pre-Delivery Advance in such form as the Lenders may approve or require;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document):

(a)           in the case of deposits in Dollars or an Optional Currency (other than Euros), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the relevant currency to which such rate is to be determined for delivery on the first day of that Interest Period or other period; and

(b)           in the case of deposits in Euros, the Target Day on which quotations would ordinarily be given by leading banks in the European Interbank Market for deposits in Euros for delivery on the first day of that Interest Period or other period;

“Receiving Bank”  means American Express Bank Limited, 3 World Financial Centre, 23rd Floor, New York, NY 10285-2300, USA or such other bank as may from time to time be notified by the Agent to the Borrower;

“Reduction Date”  means a date on which a reduction is required to be made under Clause 9.1;

“Reference Rate” means:

(a)           in relation to an Advance denominated in Dollars or in an Optional Currency (other than Euros), LIBOR; and

(b)           in relation to an Advance denominated in Euros, EURIBOR;

“Refund Guarantee”  means, in relation to an instalment of the purchase price of an Approved Ship due to the Approved Seller under an Approved Purchase Contract, an irrevocable guarantee issued or to be issued by the Refund Guarantor in favour of the relevant Approved Guarantor under the Approved Purchase Contract in respect of the refund of that instalment in such form as the Lenders shall agree;

“Refund Guarantor”  means, in relation to a Refund Guarantee, the issuer of that Refund Guarantee;

“Relevant Person” has the meaning given in Clause 20.9;

“Requisition Compensation”  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Safmarine”  means Safmarine Container Lines NV of De Gerlachekaai 20, 2000 Antwerp, Belgium;

“Secured Liabilities”  means all liabilities which the Borrower, the Owners, the other Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgement relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest”  means:

(a)           a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)           the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)           any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A;

but this definition does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party”  means each of the Owners and any other person (except a Creditor Party) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents”;

“Security Period”  means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties, the Lenders and the other Creditor Parties (which notice the Agent shall give when the conditions set out below are satisfied) that:

(a)           all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)           no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)           neither the Borrower nor any Security Party has any future or contingent liability under Clause 21, 22 or 23 or any other provision of this Agreement or another Finance Document;

(d)           the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document; and

(e)           each Guarantee has been returned to the Issuing Bank by the relevant Beneficiary endorsed to the effect that it is cancelled;

“Security Trustee”  means The Royal Bank of Scotland plc, in its capacity as security trustee for the Lenders, the Swap Bank and the Issuing Bank under the Finance Documents through its office at Akti Miaouli 45, 185 36 Piraeus, Greece, or any successor of it in such capacity appointed under clause 5 of the Agency and Trust Agreement;

“Settlement Amount” means, in relation to a Guarantee, the amount payable by the Issuing Bank to the Beneficiary in respect of the Guarantee;

“Settlement Date” means, in relation to a Guarantee, the date on which payment of the Settlement Amount is due to the Beneficiary in respect of the Guarantee;

“Ships”  means, together, the Existing Ships and the Approved Ships and, in the singular, means any of them;

“Spot Rate of Exchange” means, in relation to an Optional Currency and in respect of any Interest Period, the Agent’s spot rate of exchange for the purchase in the London Interbank Market or, as the case may be, the European Interbank Market, of that Optional Currency with Dollars at or about 11.00 a.m. (London Time) on the Quotation Date for the relevant Interest Period;

“Sterling”  means the lawful currency for the time being of the United Kingdom;

“Swap Bank”  means The Royal Bank of Scotland plc, acting in its capacity as swap bank through its office at Akti Miaouli 45, 185 36 Piraeus, Greece;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank;

“Swiss Francs” means the lawful currency for the time being of the Swiss Federation;

“Target Day” means a day on which the Trans-European Automated Real-time Gross settlement Express Transfer system is open, which is, at the date of this Agreement, any day (other than a Saturday or Sunday) other than Christmas Day and New Year’s Day;

“Third Stage”  means the third stage of European economic and monetary union pursuant to the Treaty on European Union;

“Total Assets” means, as of any Compliance Date, the aggregate value of all assets of the Borrower’s Group included in the Applicable Accounts as “current assets” and the value of all investments (valued in accordance with USGAAP) and all other tangible and intangible assets of the Borrower’s Group properly included in the Applicable Accounts as “fixed assets” in accordance with USGAAP;

“Total Liabilities” means, as of any Compliance Date, Total Assets less Book Net Worth;

“Total Loss”  means, in relation to each Mortgaged Ship:

(a)           actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)           any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)           any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control of the Owner of that Ship;

“Total Loss Date”  means, in relation to each Mortgaged Ship:

(a)           in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)           in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)            the date on which a notice of abandonment is given to the insurers; and

(ii)           the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)           in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

“Tranches”  means Tranche A and Tranche B and, in the singular, means either of them;

“Tranche A”  means, together, the Tranche A Additional Advances, Tranche A Advance 1, Tranche A Advance 2, Tranche A Advance 3 and Tranche A Advance 4;

“Tranche A Additional Advances”  means the aggregate principal amount of up to $62,000,000 which may be drawn by the Borrower in accordance with Clause 4.2 consisting of each Advance under Tranche A in respect of a Tranche A Additional Advance Ship or, as the context requires, the principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche A Additional Advance Ship”  means any Approved Ship which is financed by a Tranche A Additional Advance and in the plural means all of them;

“Tranche A Advance 1”  means the aggregate principal amount of up to $38,000,000 which may be drawn by the Borrower in accordance with Clause 4.2 consisting of each Advance under Tranche A in respect of the Tranche A Advance 1 Ship or, as the context requires, the principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche A Advance 1 Balloon”  means the balloon amount calculated in accordance with Clauses 9.1(a) and 9.2;

“Tranche A Advance 2”  means the aggregate principal amount of up to $22,000,000 which may be drawn by the Borrower in accordance with Clause 4.2 consisting of each Advance under Tranche A in respect of the Tranche A Advance 2 Ships or, as the context requires, the principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche A Advance 2 Balloon”  means the balloon amount calculated in accordance with Clauses 9.1(b) and 9.2;

“Tranche A Advance 3”  means the aggregate principal amount of up to $46,000,000 which may be drawn by the Borrower in accordance with Clause 4.2 consisting of each Advance under Tranche A in respect of the Tranche A Advance 3 Ships or, as the context requires, the principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche A Advance 3 Balloon”  means the balloon amount calculated in accordance with Clauses 9.1(c) and 9.2;

“Tranche A Advance 4”  means the aggregate principal amount of up to $32,000,000 which may be drawn by the Borrower in accordance with Clause 4.2 consisting of each Advance under Tranche A in respect of the Tranche A Advance 4 Ships or, as the context requires, the principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche A Advance 4 Balloon”  means the balloon amount calculated in accordance with Clauses 9.1(d) and 9.2;

“Tranche A Balloons”  means the Tranche A Advance 1 Balloon, the Tranche A Advance 2 Balloon, the Tranche A Advance 3 Balloon and the Tranche A Advance 4 Balloon and, in the singular, means any of them;

“Tranche A Limit”  means an amount not exceeding (initially) $200,000,000 in aggregate which may be reduced by any cancellations or reductions made pursuant to this Agreement;

“Tranche B”  means the aggregate principal amount of up to $500,000,000 which may be drawn by the Borrower in accordance with Clause 4.2 consisting of each Advance under Tranche B in respect of an Approved Ship or, as the context requires, the aggregate principal amount thereof for the time being advanced and outstanding under this Agreement;

“Tranche B Limit”  means an amount not exceeding (initially) $500,000,000 in aggregate which may be reduced by any cancellations or reductions made pursuant to this Agreement;

“Transaction”  has the meaning given in the Master Agreement;

“Transfer Certificate”  has the meaning given in Clause 27.2;

“Treaty on European Union”  means the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty of 7 February 1992;

“Trust Property” has the meaning given in clause 3.1 of the Agency and Trust Agreement; and

“USGAAP” means generally accepted accounting principles as from time to time in effect in the United States of America.

1.2          Construction of certain terms.  In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved”  means, for the purposes of Clause 14, approved in writing by the Agent, with the authorisation of the Majority Lenders;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks”  means, in relation to each Mortgaged Ship, (i) the proportion of claims for general average, salvage and salvage charges which are not recoverable as a result of the value at which that Ship is assessed for the purpose of such claims exceeding her hull and machinery insured value and (ii) collision liabilities not recoverable in full under the applicable hull and machinery insurance by reason of such liabilities exceeding such proportion of the insured value of that Ship as is covered thereunder;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“financial institution”  includes, without limitation, any trust, fund or other entity whatsoever which has been established for, or is engaged in, making, purchasing or investing in loans, securities or any other assets;

“law” includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union,  the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months”  shall be construed in accordance with Clause 1.3;

“obligatory insurances”  means, in relation to each Mortgaged Ship, all insurances effected, or which the Owner of that Ship is obliged to effect, under Clause 14 or any other provision of this Agreement or another Finance Document;

“parent company”  has the meaning given in Clause 1.4;

“person”  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including, but not limited to, pollution, freight, demurrage and detention risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of Clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or the Conditions and Plan of the Swedish Club or any equivalent provision;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary”  has the meaning given in Clause 1.4;

“successor” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

“tax”  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines, blocking and trapping, missing vessel, political risks, deprivation, confiscation and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 33 of the Institute Time Clauses (Hulls) (1/10/83) or in the Conditions and Plan of the Swedish Club.

1.3          Meaning of “month”.  A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)           on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)           on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4          Meaning of “subsidiary”.  A company (S) is a subsidiary of another company (P) if:

(a)           a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)           P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)           P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)           P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5          General Interpretation.

(a)           In this Agreement:

(i)            references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)           references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(iii)          words denoting the singular number shall include the plural and vice versa; and

(iv)          where a determination or opinion is stated to be “conclusive” it shall be binding on the relevant party save for manifest error;

(b)           Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)           The clause headings shall not affect the interpretation of this Agreement.

2              FACILITIES

2.1          Amount of facilities.  Subject to the other provisions of this Agreement (including, without limitation, Clause 4.2), the Lenders shall make available to the Borrower a revolving credit facility not exceeding $700,000,000 in aggregate at any time.

2.2          Lenders’ participations in Advances.  Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

3              POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1          Interests of Lenders, Swap Bank and Issuing Bank several.  The rights of the Lenders, the Swap Bank and the Issuing Bank under this Agreement and the Master Agreement are several; accordingly:

(a)           each Lender and the Issuing Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement; and

(b)           the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement,

without joining the Agent, the Security Trustee, any other Lender, the Swap Bank or the Issuing Bank as additional parties in the proceedings.

3.2          Proceedings by individual Lender, Swap Bank or Issuing Bank.  However, without the prior consent of the Majority Lenders, no Lender nor the Swap Bank nor the Issuing Bank may bring proceedings in respect of:

(a)           any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)           any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3          Obligations several.  The obligations of the Lenders, the Swap Bank and the Issuing Bank under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender, the Swap Bank or the Issuing Bank to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)           the obligations of the other Lenders or (as the case may be) the Swap Bank or (as the case may be) the Issuing Bank being increased; nor

(b)           the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender, the Swap Bank or the Issuing Bank have any responsibility for a failure of another Lender, the Swap Bank or the Issuing Bank to perform its obligations under this Agreement or the Master Agreement.

3.4          Parties bound by certain actions of Majority Lenders.  Every Lender, the Swap Bank, the Issuing Bank, the Borrower and each Security Party shall be bound by:

(a)           any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)           any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document (subject always to Clause 28.2);

(c)           any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5          Reliance on action of Agent.  However, the Borrower and each Security Party:

(a)           shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)           shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6          Construction.  In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4              DRAWDOWN

4.1          Request for Advance.  Subject to the following conditions, the Borrower may request an Advance to be made under either Tranche A or Tranche B by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Greek time) 3 Business Days prior to the intended Drawdown Date.

4.2          Availability.  The conditions referred to in Clause 4.1 are that:

(a)           the Advance shall relate to one of the following:

(i)            the Tranche A Additional Advance Ships;

(ii)           the Tranche A Advance 1 Ship;

(iii)          the Tranche A Advance 2 Ships;

(iv)          the Tranche A Advance 3 Ships;

(v)           the Tranche A Advance 4 Ships; or

(vi)          an Approved Ship;

(b)           the first drawdown of an Advance relating to any of the Tranche A Additional Advance Ships, the Tranche A Advance 1 Ship, the Tranche A Advance 2 Ships, the Tranche A Advance 3 Ships, the Tranche A Advance 4 Ships shall be:

(i)            made not later than 28 February 2007 (or such later date as Lenders may agree with the Borrower);

(ii)           applied first in refinancing the Existing Indebtedness and then, once the Existing Indebtedness has been permanently reduced to zero, applied in refinancing the equity of the Approved Guarantors owning the Existing Ships;

(c)           the first drawdown of an Advance relating to an Approved Ship shall be:

(i)            made on or after the first drawdown of an Advance under Tranche A; and

(ii)           applied to assist an Approved Guarantor in (re)financing the acquisition cost of that Approved Ship;

(d)           in the case of a second or subsequent drawdown of an Advance relating to any of the Tranche A Additional Advance Ships, the Tranche A Advance 1 Ship, the Tranche A Advance 2 Ships, the Tranche A Advance 3 Ships, the Tranche A Advance 4 Ships or an Approved Ship, the Drawdown Date of the Advance shall be a Business Day during the Availability Period for that Advance;

(e)           the amount of the Advance shall not exceed:

(i)            in the case of an Advance under Tranche A Advance 1 when aggregated with the Advance(s) under Tranche A Advance 1 already drawn down and outstanding, the maximum aggregate amount determined in accordance with Clause 9.1(a);

(ii)           in the case of an Advance under Tranche A Advance 2 when aggregated with the Advance(s) under Tranche A Advance 2 already drawn down and outstanding, the maximum aggregate amount determined in accordance with Clause 9.1(b);

(iii)          in the case of an Advance under Tranche A Advance 3 when aggregated with the Advance(s) under Tranche A Advance 3 already drawn down and outstanding, the maximum aggregate amount determined in accordance with Clause 9.1(c);

(iv)          in the case of an Advance under Tranche A Advance 4 when aggregated with the Advance(s) under Tranche A Advance 4 already drawn down and outstanding, the maximum aggregate amount determined in accordance with Clause 9.1(d);

(v)           in the case of a Tranche A Additional Advance the lesser of (A) an amount, when aggregated with the Tranche A Additional Advance(s) already drawn down and outstanding, equal to the maximum aggregate amount determined in accordance with Clause 9.1(e) and (ii) an amount which does not exceed 80 per cent. of the Market Value of the Approved Ship to be financed by that Tranche A Additional Advance (with such Market Value being determined in accordance with the valuations referred to in paragraph 13 of Schedule 3, Part B);

(vi)          (save in the case of a Pre-Delivery Advance to which Clause 4.2(e)(vii) applies instead) in the case of an Advance under Tranche B in respect of an Approved Ship when aggregated with the Advance(s) under Tranche B already drawn down and outstanding in respect of that Approved Ship and the Outstanding Guarantee Amount of each Guarantee relating to that Approved Ship, the maximum aggregate amount determined in accordance with Clause 9.1(e); or

(vii)         in the case of a Pre-Delivery Advance under Tranche B in respect of an Approved Ship:

(A)          when aggregated with the Advance(s) under Tranche B already drawn down and outstanding in respect of that Approved Ship and the Outstanding Guarantee Amount of each Guarantee relating to that Approved Ship, the Finance Level; and
(B)           80 per cent. of the net amount of the pre-delivery instalment which is the subject of such Pre-Delivery Advance;

(f)            when such Advance is aggregated with all other then outstanding Advances under that Tranche, the aggregate amount of such Advances does not exceed the Tranche A Limit or (as the case may be) the Tranche B Limited;

(g)           in the case of a Pre-Delivery Advance when aggregated with the Pre-Delivery Advance(s) already drawn down, the aggregate amount of such Advances does not exceed $200,000,000 (or such higher amount as may be agreed from time to time between the Lenders and the Agent (acting in their sole and absolute discretion));

(h)           in the case of an Advance which is to be drawndown on the Delivery Date of an Approved Ship to refinance part or all of the Pre-Delivery Advance(s) in relation to that Approved Ship, the Borrower has given the Agent at least 3 months’ notice of the Borrower’s intention to borrow such Advance and the amount of such Advance;

(i)            each Advance shall be drawn down in an amount of at least $1,000,000 or a higher integral multiple of $1,000,000;

(j)            if any part of the Total Commitments relating to Tranche A or Tranche B have not been borrowed before the end of the Availability Period applicable thereto, the Total Commitments shall on that date be permanently cancelled by an amount equal to such undrawn amount;

(k)           the amount of, and Interest Period applicable to, each Advance (including the requested Advance) is compatible with the anticipated reductions pursuant to Clause 9.1; and

(l)            if the Borrower has elected that an Advance under Tranche B should take the form of a Guarantee to be issued by the Issuing Bank and the Issuing Bank has (at its absolute discretion) agreed to such election:

(i)            the Agent must receive, together with the Drawdown Notice, a final draft of the form of Guarantee which the Borrower is requesting to be issued on the intended Drawdown Date and which the Borrower intends to use in the normal course of its business; and

(ii)           the form of the Guarantee has to be approved by the Issuing Bank at least 2 Business Days prior to the intended Drawdown Date but it must in any event contain express provisions:

(A)          limiting the Outstanding Guarantee Amount of the Guarantee to an amount which, in the reasonable opinion of the Issuing Bank, from time to time will not result in a breach of the maximum limits set out in Clause 9.1;
(B)           limiting the total amount payable by the Issuing Bank under that Guarantee to a stated maximum amount in Dollars; and
(C)           stating that that Guarantee shall expire or be reduced to zero not later than the final Reduction Date, save that, in the case of a form of Guarantee which does not comply with paragraphs (A) or (C), the Issuing Bank may in its absolute discretion approve such Guarantee subject to any conditions it may require including, in any case, full cash security for the additional exposure of the Issuing Bank.

4.3          Purpose of Advances.  The Borrower undertakes with each Creditor Party to use each Advance only for the purposes stated in the Recitals to this Agreement.

4.4          Notification to Lenders of receipt of Drawdown Notice.  The Agent shall promptly notify the Lenders (and, if applicable, the Issuing Bank) it has received a Drawdown Notice and the Agent shall inform each Lender (and, if applicable, the Issuing Bank) of:

(a)           the amount of the Advance and the Drawdown Date;

(b)           the amount of that Lender’s participation in the Advance; and

(c)           the duration of the first Interest Period relative to such Advance.

4.5          Drawdown Notice irrevocable.  A Drawdown Notice must be signed by a duly authorised person on behalf of the Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting with the authorisation of the Majority Lenders (which authorisation shall not be unreasonably withheld).

4.6          Lenders to make available Contributions/Issuing Bank to make available Guarantee.

(a)           If the Borrower has elected for an Advance to be made available in the form of a Guarantee, Clauses 4.6(b), 4.7, 6, 7 and 9 shall not apply in relation to such Advance.

(b)           Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.7          Disbursement of Advances.  Subject to the provisions of this Agreement the Agent shall, on and with value on each Drawdown Date, pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.6(b); and that payment to the Borrower shall be made:

(a)           in the case of an Advance under Tranche A which shall be used to refinance the Existing Indebtedness, to such account of the Existing Owners (or any of them) as may be specified by the Agent to the Borrower, with such Advance being applied to fully prepay the Existing Indebtedness;

(b)           in the case of each other Advance or any amount referred to in sub-clause (a) above in excess of that required to fully prepay the Existing Indebtedness, to the Earnings Account nominated by the Borrower in the relevant Drawdown Notice and, if applicable, subject to such conditions or restrictions as the Agent may reasonably impose; and

(c)           in each case, in the like funds as the Agent received the payments from the Lenders.

4.8          Approval of Ships.

(a)           Each Ship nominated by the Borrower to be an Approved Ship for the purposes of this Agreement shall be nominated by the Borrower no later than the date falling 364 days after the date of this Agreement (as may be extended pursuant to Clause 4.8(b), the “Nomination Date”) and approved by all the Lenders as such Provided that if a Lender fails to respond to the Agent within 10 Business Days of the Agent’s notice to the Lenders seeking their approval of a Ship as an Approved Ship, that Lender shall be deemed to have given its approval.

(b)           The Lenders shall be entitled from time to time to review and consider the extension of the Nomination Date in relation to all or any part of Tranche B.  If all the Lenders, acting in their sole and absolute discretion, agree to extend the Nomination Date in accordance with this Clause 4.8 the Agent shall send to the Borrower a notice in writing advising it of the new Nomination Date and the available amount of Tranche B during the period in which the Nomination Date has been extended Provided that the Lenders shall, in their sole and absolute discretion, determine how much of the Tranche B Limit may be made available to the Borrower during any such extended period and the length of any such extended period and if the Lenders agree to make available less than the whole of the Tranche B Limit, the balance shall be permanently cancelled and the Commitments of the Lenders shall be permanently reduced by (in aggregate) the amount which has been so cancelled.

5              CURRENCY OPTION

5.1          Notice of Optional Currency.  Subject to the following provisions of this Clause 5 and the other provisions of this Agreement, the Borrower may elect that up to 2 Advances each be denominated in an Optional Currency during an Interest Period applicable to each such Advance by ensuring that the Agent receives, not later than 11.00 a.m. (London time) on the second Business Day before the commencement of the Interest Period, a notice specifying the Optional Currency in which the Borrower wishes such Advance to be denominated during the Interest Period and the amount (in Dollars) to be denominated in such Optional Currency Provided always that:

(a)           the Loan may be divided at any time into Advances denominated in no more than 3 different currencies with no more than 2 Advances being denominated in Optional Currencies;

(b)           the amount of each Advance which is denominated in an Optional Currency shall not be less than the higher of:

(i)            the equivalent in the relevant Optional Currency of $1,000,000 (determined by converting that Optional Currency into Dollars at the applicable Dollar Spot Rate of Exchange); or

(ii)           an amount equal to at least 20 per cent. of the aggregate amount of all Advances denominated in Optional Currencies (and the amounts referred to in this sub-Clause (ii) shall be calculated by nominally converting into Dollars each Advance denominated in an Optional Currency using the Dollar Spot Rate of Exchange applicable to the relevant Interest Period or Interest Periods);

(c)           the aggregate amount of the Advances denominated in Optional Currencies (when such Advances are nominally converted into Dollars using the Dollar Spot Rate of Exchange applicable to the relevant Interest Period or Interest Periods) shall not exceed the lesser of:

(i)            $100,000,000; or

(ii)           50 per cent. of the Loan;

(d)           no Event of Default or Potential Event of Default shall have occurred or be continuing; and

(e)           the Lenders are satisfied that funds in the Optional Currency requested by the Borrower are available to them in the normal course of business for the duration of the Interest Period.

5.2          Failure to give notice.  If the Borrower fails to give a notice in accordance with, and by the time mentioned in Clause 5.1 for any applicable Interest Period, the whole of the relevant Advance shall be denominated in Dollars for the Interest Period.

5.3          Agent to notify the Lenders.  The Agent shall notify the Lenders, promptly upon receiving a notice under Clause 5.1, of the Optional Currency requested by the Borrower in such notice.

5.4          Objection by a Lender to requested Optional Currency.   If, after the Borrower has requested that an Advance be denominated in an Optional Currency during an Interest Period, any Lender notifies the Agent by 11.00 a.m. (London time) on the Business Day falling immediately prior to the commencement of the Interest Period that it is unable to fund itself in the Optional Currency requested by the Borrower, the whole of the relevant Advance shall be denominated in Dollars for the Interest Period.

5.5          Initial advance in an Optional Currency.   If an Advance is to be made available in an Optional Currency for the first Interest Period applicable to that Advance, the Lenders will make available to the Borrower in accordance with Clause 2.2 an amount determined by converting into that Optional Currency the Dollar amount of the Advance at the Spot Rate of Exchange applicable to the Interest Period.

5.6          Determination of Continuing Balance at end of Interest Period.  At the end of each Interest Period in respect of an Advance (the “preceding Interest Period”), the Agent shall determine the amount of the Loan during the immediately succeeding Interest Period for that Advance (the “succeeding Interest Period”) (such amount being hereinafter referred to as the “Continuing Balance”).  The Agent’s determination of the Continuing Balance shall be made in the following manner (immediately after the Borrower has made any repayment and/or prepayment of all or any part of the Loan which it is required to make at that time, and any reduction of the Total Commitments, pursuant to Clause 9):

(a)           by notionally converting any Advances denominated in an Optional Currency into Dollars at the Dollar Spot Rate of Exchange applicable to the succeeding Interest Period and aggregating such Advances with any Advances at that time denominated in Dollars (such aggregate amount being hereinafter referred to as the “Dollar Equivalent Amount of the Loan”);

(b)           by notionally converting any Advances under Tranche A denominated in an Optional Currency into Dollars at the Dollar Spot Rate of Exchange applicable to the succeeding Interest Period and aggregating such Advances with any Advances under Tranche A at that time denominated in Dollars (such aggregate amount being hereinafter referred to as the “Dollar Equivalent Amount of Tranche A”);

(c)           by notionally converting any Advances under Tranche B denominated in an Optional Currency into Dollars at the Dollar Spot Rate of Exchange applicable to the succeeding Interest Period and aggregating such Advances with any Advances under Tranche B at that time denominated in Dollars (such aggregate amount being hereinafter referred to as the “Dollar Equivalent Amount of Tranche B”); and

(d)           if, on the date on which the Agent makes its determination:

(i)            the Dollar Equivalent Amount of the Loan exceeds the Total Commitments, the Borrower shall forthwith prepay an amount equal to such excess (and the provisions of sub-paragraphs (ii) and (iii) shall apply to the balance of the Dollar Equivalent Amount of the Loan (after the application of the prepayment to be made pursuant to this sub-paragraph (i));

(ii)           the Dollar Equivalent Amount of Tranche A exceeds the Tranche A Limit (but not the Total Commitments), the Borrower shall prepay such amount so that, following the application of such prepayment against Tranche A, the Dollar Equivalent Amount of Tranche A does not exceed the Tranche A Limit;

(iii)          the Dollar Equivalent Amount of Tranche B exceeds the Tranche B Limit (but not the Total Commitments), the Borrower shall prepay such amount so that, following the application of such prepayment against Tranche B, the Dollar Equivalent Amount of Tranche B does not exceed the Tranche B Limit; and

(iv)          the circumstances referred to in sub-paragraphs (i), (ii) and (iii) do not apply, the Continuing Balance shall be equal to the Loan at that time.

5.7          Continuation of an Advance in the same currency.  If an Advance is to be continued during the succeeding Interest Period in the same Optional Currency in which it was denominated during the preceding Interest Period, the Agent shall:

(a)           first determine the Continuing Balance of the Loan in accordance with Clause 5.6; and

(b)           thereafter:

(i)            if the relevant Advance has been reduced by any prepayment and/or repayment (pursuant to Clause 5.6 and/or Clause 9), the Advance shall continue to be made available during the succeeding Interest Period in the amount so reduced unless the effect of the prepayment and/or repayment is to fully repay the Advance in which case the Advance shall not continue to be made available in the succeeding Interest Period; and

(ii)           if no prepayment or repayment is required to be made pursuant to this Agreement, the Advance will continue to be made available during the succeeding Interest Period in the same amount as the Advance was outstanding (in the relevant Optional Currency) at the end of the preceding Interest Period.

5.8          Continuation of an Advance in a different currency.  If an Advance is to be continued during the succeeding Interest Period in a different currency from that in which it was denominated during the preceding Interest Period:

(a)           the Agent shall:

(i)            first determine the Continuing Balance of the Loan in accordance with Clause 5.6;

(ii)           secondly:

(A)          if the relevant Advance has been reduced by any prepayment and/or repayment (pursuant to Clause 5.6 and/or Clause 9), the Advance shall continue to be made available during the succeeding Interest Period in the amount so reduced unless the effect of the prepayment and/or repayment is to fully repay the Advance in which case the Advance shall not continue to be made available in the succeeding Interest Period; and
(B)           if no prepayment or repayment is required to be made pursuant to this Agreement, the Advance will continue to be made available during the succeeding Interest Period in the same amount as the Advance was outstanding (in the relevant Optional Currency) at the end of the preceding Interest Period; and

(iii)          thirdly, conditional upon the repayments required by paragraphs (a) and (b) and subject to the other provisions of this Agreement, the relevant Advance shall be re-advanced forthwith on terms that:

(A)          if the Advance is to be denominated in Dollars during the succeeding Interest Period, the Lenders shall make available to the Borrower in accordance with Clause 2.2 an amount in Dollars (the “relevant Dollar amount”) determined by converting into Dollars the amount of the relevant Advance (or, if applicable pursuant to sub-paragraph (a)(ii)(A) of this Clause 5.8, its remaining balance) in the currency in which it is then denominated on the basis of the Dollar Spot Rate of Exchange applicable to the succeeding Interest Period; and
(B)           if the relevant Advance is to be denominated in another Optional Currency during the succeeding Interest Period, the Lenders shall make available to the Borrower in accordance with Clause 2.2 an amount in the other Optional Currency determined by converting into that other Optional Currency the relevant Dollar amount on the basis of the Spot Rate of Exchange applicable to the succeeding Interest Period;

(b)           the Lenders may, with value on the first day of the succeeding Interest Period, apply a sum equal to the amount (determined as aforesaid) to be advanced (or, as the case may be, so much of that amount as may be necessary) in purchasing an amount in the currency in which the relevant Advance is then outstanding sufficient to make the repayment (or so much of the repayment as can be purchased with the amount to be advanced on that date) and shall on receipt thereof apply the amount so purchased in or towards the repayment;

(c)           (without prejudice to the other provisions of this Clause 5) if:

(i)            after the purchase and application referred to in Clause 5.8(b) any moneys remain owing to the Lenders or any moneys remain to be advanced to the Borrower by the Lenders on that date in respect of the relevant Advance; or

(ii)           for any reason the application is not or cannot be effected on that date;

the Agent shall promptly notify the Borrower of the fact and of the amount so owing or to be advanced and the Borrower, subject to Clause 5.6, shall forthwith pay the amount to the Agent for the account of the Lenders or (as the case may be), and so long as no Event of Default has occurred and is continuing, the Lenders shall forthwith in accordance with Clause 2.2 advance the amount to the Borrower; and

(d)           the Borrower shall indemnify each Lender on demand against all costs, expenses, liabilities and losses sustained as incurred as a result of or in connection with the operation of this Clause 5.

5.9          Determination of Continuing Balance during Interest Period.  The Agent may at any time during an Interest Period during which an Advance is denominated in an Optional Currency determine the Continuing Balance of the Loan by first determining the Dollar Equivalent Amount of the Loan and if the Agent determines:

(a)           that the Dollar Equivalent Amount of the Loan is greater than 110 per cent. of the Total Commitments (for the purposes of this paragraph (a), the “excess”), the Borrower shall, within 5 Business Days of notice from the Agent to such effect, pay to a pledged deposit account to be opened in the name of the Borrower with the Agent (for the account of the Lenders) an amount in Dollars equal to the excess (but taking account of any moneys already paid pursuant to this Clause 5.9 and not then applied as referred to below) and the provisions of paragraphs (b) and (c) below shall apply to the balance of the Dollar Equivalent Amount of the Loan.  Amounts paid pursuant to this Clause 5.9 shall be retained by the Agent and applied on the last day of each Interest Period in respect of the whole of the relevant Advance and on each Reduction Date in or towards satisfaction of the Borrower’s actual obligation to make a payment in accordance with Clause 5.6;

(b)           that the Dollar Equivalent Amount of Tranche A exceeds the Tranche A Limit (but not the Total Commitments), the Borrower shall, on the first date on which interest is payable in respect of any Advance under Tranche A pursuant to Clause 6, prepay such amount so that, following the application of such prepayment against Tranche A, the Dollar Equivalent Amount of Tranche A does not exceed the Tranche A Limit;

(c)           that the Dollar Equivalent Amount of Tranche B exceeds the Tranche B Limit (but not the Total Commitments), the Borrower shall, on the first date on which interest is payable in respect of any Advance under Tranche B pursuant to Clause 6, prepay such amount so that, following the application of such prepayment against Tranche B, the Dollar Equivalent Amount of Tranche B does not exceed the Tranche B Limit; and

(d)           that the circumstances referred to in paragraphs (a), (b) and (c) do not apply, the Continuing Balance shall be equal to the Loan at that time.

5.10        Forward Currency Swap.  The Borrower may, subject to the other terms and conditions of this Agreement, at any time pursuant to a Transaction under the Master Agreement enter into a Forward Currency Swap whereby the Loan (or the relevant part thereof), whether denominated in Dollars or in an Optional Currency is bought or sold forward for conversion into an Optional Currency or, as the case may be, Dollars on the first day of any Interest Period falling after the entry into of the Forward Currency Swap.

6              INTEREST

6.1          Payment of normal interest.  Subject to the provisions of this Agreement, interest on each Advance in respect of each Interest Period applicable to it shall be paid by the Borrower on the last day of that Interest Period.

6.2          Normal rate of interest.  Subject to the provisions of this Agreement, the rate of interest on each Advance in respect of an Interest Period applicable to it shall be the aggregate of the Margin, the Mandatory Cost (if any) and the Reference Rate for that Interest Period.

6.3          Payment of accrued interest.  In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

6.4          Notification of Interest Periods and rates of normal interest.  The Agent shall notify the Borrower and each Lender of:

(a)           each rate of interest; and

(b)           the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

6.5          Obligation of Lenders to quote.  Each Lender shall, if the circumstances referred to in paragraph (b) of the definitions of either LIBOR or EURIBOR arise at any time, use all reasonable efforts to supply any quotation required of it for the purposes of fixing a rate of interest under this Agreement.

6.6          Absence of quotations by Lenders.  If any Lender fails to supply a quotation when required, the Agent shall determine the relevant Reference Rate on the basis of the quotations supplied by the other Lender or Lenders; but if at least half of the total number of Lenders at any time fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 6.

6.7          Market disruption.  The following provisions of this Clause 6 apply if:

(a)           no rate is quoted on the appropriate page of the Reuters Money News Service and at least half of the total number of Lenders at any time do not, before 1.00 p.m. (London time) on the Quotation Date for an Interest Period, provide quotations to the Agent in order to fix the Reference Rate for that Interest Period; or

(b)           at least 1 Business Day before the start of an Interest Period, Lenders having Contributions (excluding, for the purposes of this Clause, any Outstanding Guarantee Amount) together amounting to more than 50 per cent. of the Loan (or, if an Advance has not been made, Commitments amounting to more than 50 per cent. of the Total Commitments) or at least half of the total number of Lenders at any time notify the Agent that the Reference Rate for that Interest Period fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market or (as the case may be) the European Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for an Interest Period; or

(c)           at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the “Affected Lender”) that for any reason it is unable to obtain Dollars or, as the case may be, the relevant Optional Currency in the London Interbank Market or (as the case may be) the European Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

6.8          Notification of market disruption.  The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 6.7 which have caused its notice to be given.

6.9          Suspension of drawdown.  If the Agent’s notice under Clause 6.8 is served on the Borrower before an Advance is made:

(a)           in a case falling within paragraphs (a) or (b) of Clause 6.7, the Lenders’ obligations to make, and the Borrower’s obligation to borrow, that Advance; and

(b)           in a case falling within paragraph (c) of Clause 6.7, the Affected Lender’s obligation to participate in the Advance,

shall be suspended while the circumstances referred to in the Agent’s notice continue.

6.10        Negotiation of alternative rate of interest. If the Agent’s notice under Clause 6.8 is served on the Borrower after an Advance is made, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 6.8 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

6.11        Application of agreed alternative rate of interest.  Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

6.12        Alternative rate of interest in absence of agreement.  If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or, as the case may be, the relevant Optional Currency, or in any available currency of their or its Contribution plus the aggregate of the Margin and the Mandatory Cost (if any); and the procedure provided for by this Clause 6.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

6.13        Notice of prepayment.  If the Borrower does not agree with an interest rate set by the Agent under Clause 6.12, the Borrower may give the Agent not less than 5 Business Days’ notice of its intention to prepay (and, if applicable, procure the cancellation of the Outstandings).

6.14        Prepayment; termination of Commitments.  A notice under Clause 6.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower’s notice of intended prepayment; and:

(a)           on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled;

(b)           if the prepayment involves the Lenders or the Affected Lender which is the Issuing Bank, no later than the last Business Day of the interest period set by the Agent, the Borrower shall procure the cancellation of the Outstandings and the return of each Guarantee to the Issuing Bank endorsed by the relevant Beneficiary to the effect that it is cancelled; and

(c)           on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the aggregate of the Margin and the Mandatory Cost (if any) and, if the prepayment or repayment is not made on the last day of the interest period set by the Agent, any sums payable under Clause 22.1(b).

6.15        Application of prepayment.  The provisions of Clause 9 shall apply in relation to the prepayment.

7              INTEREST PERIODS

7.1          Commencement of Interest Periods.  The first Interest Period applicable to an Advance shall commence on the Drawdown Date for that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

7.2          Duration of normal Interest Periods.  Subject to Clauses 7.3 and 7.4, each Interest Period shall be:

(a)           3, 6 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)           in the case of the first Interest Period applicable to the second and any subsequent Advance relating to any of the Tranche A Advance 1 Ship, the Tranche A Advance 2 Ships, the Tranche A Advance 3 Ships, the Tranche A Advance 4 Ships or an Approved Ship, a period ending on the last day of the Interest Period applicable to the first Advance relating to that Ship or (as the case may be) those Ships then current, whereupon all of the Advances relating to that Ship or (as the case may be) those Ships shall be consolidated and treated as a single Advance; or

(c)           3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(d)           such other period as the Agent may, with the authorisation of all the Lenders, agree with the Borrower,

Provided that no more than 6 Interest Periods in aggregate may be current at any time.

7.3          Duration of Interest Periods for repayment instalments.  In respect of an amount due to be repaid under Clause 9 on a particular Reduction Date, an Interest Period shall end on that Reduction Date.

7.4          Non-availability of matching deposits for Interest Period selected.  If, after the Borrower has selected (and the Lenders have agreed) an Interest Period longer than 6 months, any Lender notifies the Agent:

(a)           in the case of an Advance to be denominated in Dollars or an Optional Currency (other than Euros), by 11.00 a.m. (London time) on the second Business Day before the commencement of that Interest Period, that it is not satisfied that deposits in the relevant currency for a period equal to that Interest Period will be available to it in the London Interbank Market when that Interest Period commences; and

(b)           in the case of an Advance to be denominated in Euros, by 11.00 a.m. (Brussels time) on the third Business Day before the commencement of that Interest Period, that it is not satisfied that deposits in Euros for a period equal to that Interest Period will be available to it in the European Interbank Market when that Interest Period commences, that Interest Period shall be of a duration of 3 months.

8              DEFAULT INTEREST

8.1          Payment of default interest on overdue amounts.  The Borrower shall pay interest in accordance with the following provisions of this Clause 8 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)           the date on which the Finance Documents provide that such amount is due for payment; or

(b)           if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)           if such amount has become immediately due and payable under Clause 20.4, the date on which it became immediately due and payable.

8.2          Default rate of interest.  Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 1.5 per cent plus:

(a)           in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 8.3; or

(b)           in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 8.3.

8.3          Calculation of default rate of interest.  The rates referred to in Clause 8.2 are:

(a)           the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it); and

(b)           the aggregate of the Margin (only in the case of an Advance which has not been drawn down in the form a Guarantee) and the Mandatory Cost (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)            the Reference Rate; or

(ii)           if the Agent (after consultation with all the Lenders) determines that deposits of the currency in which the overdue amount is denominated for any such period are not being made available to any Lender by leading banks in the London Interbank Market or, as the case may be, the European Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Lender from such other sources as the Agent (after consultation with all the Lenders) may from time to time determine.

8.4          Notification of interest periods and default rates.  The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 8.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent’s notification.

8.5          Payment of accrued default interest.  Subject to the other provisions of this Agreement, any interest due under this Clause 8 shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

8.6          Compounding of default interest.  Any such interest which is not paid at the end of the period by reference to which it was determined shall be compounded every 3 months.

8.7          Application to Master Agreement.  For the avoidance of doubt, this Clause 8 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

9              REPAYMENT, PREPAYMENT AND CANCELLATION

9.1          Reduction and repayment.

(a)           Tranche A Advance 1.  Subject to any other Clause of this Agreement, the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of the Tranche A Advance 1 Ship shall be $38,000,000 and shall thereafter reduce:

(i)            by 2 consecutive semi-annual reductions of $16,700,000 each, with the first such reduction occurring on the date falling 6 months after the expiry of the Advance 1 Grace Period; and

(ii)           a balloon reduction of $4,600,000 (as such balloon may be reduced in accordance with Clause 9.2, the “Tranche A Advance 1 Balloon”) together with the final such semi-annual reduction.

(b)           Tranche A Advance 2.  Subject to any other Clause of this Agreement, the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of the Tranche A Advance 2 Ships shall be $22,000,000 and shall thereafter reduce:

(i)            by 4 consecutive semi-annual reductions of $750,000 each, with the first such reduction occurring on the date falling 6 months after the first Drawdown Date of an Advance in respect of the Tranche A Advance 2 Ships; and

(ii)           a balloon reduction of $19,000,000 (as such balloon may be reduced in accordance with Clause 9.2, the “Tranche A Advance 2 Balloon”) together with the final such semi-annual reduction.

(c)           Tranche A Advance 3.  Subject to any other Clause of this Agreement, the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of the Tranche A Advance 3 Ships shall be $46,000,000 and shall thereafter reduce:

(i)            by 4 consecutive semi-annual reductions of $9,500,000 each, with the first such reduction occurring on the date falling 6 months after the expiry of the Advance 3 Grace Period; and

(ii)           a balloon reduction of $8,000,000 (as such balloon may be reduced in accordance with Clause 9.2, the “Tranche A Advance 3 Balloon”) together with the final such semi-annual reduction.

(d)           Tranche A Advance 4.  Subject to any other Clause of this Agreement, the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of the Tranche A Advance 4 Ships shall be $32,000,000 and shall thereafter reduce:

(i)            by 4 consecutive semi-annual reductions of $6,500,000 each, with the first such reduction occurring on the date falling 6 months after the first Drawdown Date of an Advance in respect of the Tranche A Advance 4 Ships; and

(ii)           a balloon reduction of $6,000,000 (as such balloon may be reduced in accordance with Clause 9.2, the “Tranche A Advance 4 Balloon”) together with the final such semi-annual reduction.

(e)           Tranche B and Tranche A Additional Advances.

(i)            Subject to any other Clause of this Agreement and save in respect of the financing of one or more pre-delivery instalment(s) of an Approved Ship under an Approved Purchase Contract (to which Clause 9.1(e)(v) applies instead), the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of an Approved Ship which is, on the first Drawdown Date applicable to that Ship, a newbuilding delivered on that date shall be the Finance Level for that Approved Ship and shall thereafter reduce:

(A)          by consecutive equal semi-annual reductions with the first such reduction occurring on the date falling 6 months after the expiry of the Moratorium Period and the final such reduction occurring on the date falling 120 months after the first Drawdown Date applicable to that Ship; and
(B)           a balloon reduction together with the final such semi-annual reduction, with the amount of each equal semi-annual reduction and the balloon reduction calculated so as to result in a 10 year loan repayable on an 18 year “straight-line” profile (i.e. a 10 year profile of equal semi-annual instalments reducing to zero at the end of year 18).
For the avoidance of doubt, an Advance drawndown under Tranche B to refinance part or all of the Pre-Delivery Advance(s) of an Approved Ship shall be considered as an Advance falling under this Clause 9.1(e)(i).

(ii)           Subject to any other Clause of this Agreement and save in respect of the financing of one or more pre-delivery instalment(s) of an Approved Ship under an Approved Purchase Contract (to which Clause 9.1(e)(v) applies instead), the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of an Approved Ship which has, on the first Drawdown Date applicable to that Ship, an Age of 8 years or less shall be the Finance Level for that Approved Ship and shall thereafter reduce:

(A)          by consecutive equal semi-annual reductions with the first such reduction occurring on the date falling 6 months after the expiry of the Moratorium Period and the final such reduction occurring on the date falling 10 years after the first Drawdown Date applicable to that Ship; and
(B)           a balloon reduction together with the final such semi-annual reduction,

with the amount of each equal semi-annual reduction and the balloon reduction calculated so as to result in a 10 year loan repayable on a “straight-line” full amortisation profile over a period (the “Loan Profile Period”) equal to:

(1)                           18 years; less
(2)                           the Age of that Ship on the first Drawdown Date applicable to it.

(iii)          Subject to any other Clause of this Agreement, the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of an Approved Ship which has, on the first Drawdown Date applicable to that Ship, an Age of 9, 10, 11, 12, 13, 14 or 15 years shall be the Finance Level for that Approved Ship and shall thereafter reduce by consecutive equal semi-annual reductions, with the first such reduction occurring on the date falling 6 months after the first Drawdown Date applicable to that Ship and the final such reduction occurring on the date falling:

(A)          9 years; less
(B)           1 year for each year which the Age of the Ship exceeds 9 years on the first Drawdown Date,

after such Drawdown Date and with the amount of each reduction required so as to fully reduce such maximum aggregate amount to zero by maturity.

(iv)          Notwithstanding the foregoing provisions of this Clause 9.1(e), the Lenders may (in their sole and absolute discretion based on the condition, characteristics and employment of the relevant Approved Ship) modify the manner of reduction and repayment of any Advance under Tranche B or any Tranche A Additional Advance so that the scheduled reductions and repayments are subject to a moratorium period (the duration of which shall be determined by the Lenders in their discretion);

(v)           In the case of the financing of one or more pre-delivery instalment(s) of an Approved Ship under a Purchase Contract and subject to any other Clause of this Agreement, the maximum aggregate amount on the date of this Agreement which may be outstanding at any time in respect of all Advance(s) in respect of that Approved Ship shall be the Finance Level for that Approved Ship and shall thereafter reduce to zero on the earlier of:

(A)          the Delivery Date for that Approved Ship; or
(B)           the date falling 3 years after the date of this Agreement.

(f)            Reduction of Total Commitments, Tranche A Limit and Tranche B Limit.  Any reduction in any maximum aggregate amount under this Clause 9.1 or any other Clause shall cause an equivalent amount of the Total Commitments and the Tranche A Limit or (as the case may be) the Tranche B Limit to be permanently cancelled, following which the Commitment of each Lender shall be permanently reduced pro rata.

(g)           Repayment.  The Borrower shall ensure at all times that each of Tranche A Advance 1, Tranche A Advance 2, Tranche A Advance 3, Tranche A Advance 4 and all Advance(s) in respect of an Approved Ship (including, in each case, the Outstanding Guarantee Amount of any Guarantee issued in respect of any Ship to which any such Advance relates) is not greater than the relevant maximum outstanding amount permitted pursuant to this Clause 9.1 and, without prejudice to the generality of the foregoing, the Borrower shall if required pursuant to this Clause 9.1(g) prepay some or all of the outstanding Advances (and/or procure the cancellation of some or all of the Outstandings) so that the aggregate amount of the Advances and the Outstandings thereafter remaining does not and will not in the future (taking into account the scheduled reduction under this Clause 9.1) exceed the limits set out in this Clause 9.1 as reducing from time to time thereafter pursuant to this Clause 9.1.  Clauses 9.7 and 9.11 shall apply in relation to any such prepayment.

9.2          Tranche A balloons.  If, at any time, the Agent determines that any of the Tranche A Advance 1 Balloon, the Tranche A Advance 2 Balloon, the Tranche A Advance 3 Balloon or the Tranche A Advance 4 Balloon exceeds 80 per cent. of the aggregate of the prevailing scrap value of each Ship to which that Tranche A Balloon relates, the Agent shall notify the Borrower and, on the 5 Business Day following the date of the Agent’s notification:

(a)           the maximum aggregate amount which may be outstanding at any time in respect of all Advance(s) in respect of the Ships to which that Tranche A Balloon relates shall reduce by an amount equal to such excess;

(b)           that Tranche A Balloon shall reduce by an amount equal to such excess; and

(c)           without prejudice to Clause 9.1(g), the Borrower shall prepay some or all of the outstanding Advances so that the amount of Tranche A Advance 1, Tranche A Advance 2, Tranche A Advance 3 or (as the case may be) Tranche A Advance 4 does not exceed the maximum aggregate amount as referred to in, and reduced in accordance with, Clause 9.2(a).

9.3          Final reduction date.  On the date on which the maximum aggregate amount of any of the Tranche A Advance 1, Tranche A Advance 2, Tranche A Advance 3, Tranche A Advance 4 or all Advance(s) in respect of an Approved Ship reduces to zero in accordance with Clause 9.1, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums (if any) then accrued or owing under such Advance(s).

9.4          Optional facility cancellation.  The Borrower shall be entitled, upon giving to the Agent not less than 14 Business Days (or such shorter notice as the Lenders may agree) prior written notice (which notice shall be irrevocable), to cancel, in whole or in part, and, if in part, by an amount not less than $1,000,000 or a higher integral multiple of $1,000,000, the undrawn balance of Tranche A Advance 1, Tranche A Advance 2, Tranche A Advance 3, Tranche A Advance 4 or all Advance(s) in respect of an Approved Ship.  Upon such cancellation taking effect on expiry of such notice Clause 9.1(f) shall apply, the commitment fee referred to in Clause 21.1(c)) on such portion shall cease to accrue and the amounts by which the relevant maximum aggregate amount outstanding shall periodically reduce pursuant to Clause 9.1 shall be reduced pro rata or (at the Borrower’s option if notified to the Agent) in order of maturity by the amount of such cancellation.

9.5          Voluntary prepayment.  Subject to the following conditions, the Borrower may prepay the whole or any part of any Advance on the last day of an Interest Period applicable to that Advance.

9.6          Conditions for voluntary prepayment.  The conditions referred to in Clause 9.5 are that:

(a)           a partial prepayment shall be $1,000,000 or a higher integral multiple of $1,000,000;

(b)           the Agent has received from the Borrower at least 5 (at any time during the Moratorium Period) or 15 (at any time thereafter) days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made;

(c)           the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force.

9.7          Effect of notice of prepayment.  A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice Provided that the Borrower may, during the Moratorium Period, withdraw or amend a prepayment notice up to 3 days prior to the date of prepayment specified in the relevant prepayment notice subject to the Borrower indemnifying the Lenders (or any of them) in respect of any costs, liabilities or losses which they may incur in connection with the withdrawal of, or amendment to, a prepayment notice by the Borrower.

9.8          Notification of notice of prepayment.  The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 9.6(c).

9.9          Mandatory prepayment/reductions.

(a)           If a Mortgaged Ship is sold or becomes a Total Loss or the Mortgage on that Ship is discharged pursuant to Clause 9.9(C):

(i)            in the case of an Existing Ship, the Borrower shall ensure that all the sale or Total Loss proceeds are paid to the Agent or, as the case may be, the Security Trustee and the Agent shall apply all (or, in the sole and absolute discretion of the Lenders, part) of such proceeds in repayment of the Loan;

(ii)           in the case of an Approved Ship, the Borrower shall be obliged to prepay all of the Advance(s) in respect of that Approved Ship whereupon the portion of the Total Commitments in respect of those Advance(s) (together with any other outstanding Total Commitments in respect of that Approved Ship) shall be permanently cancelled and Clause 9.1(f) shall apply.

(b)           In the case of an Approved Ship which has been financed by a Pre-Delivery Advance, the Borrower shall be obliged to prepay all of the Advance(s) in respect of that Approved Ship (whereupon the portion of the Total Commitments in respect of those Advance(s) (together with any other outstanding Total Commitments in respect of that Approved Ship) shall be permanently cancelled and Clause 9.1(f) shall apply) if any of the following occurs, on demand by the Agent:

(i)            an event or circumstance occurs which under the Approved Purchase Contract results in either party to the Approved Purchase Contract having the right to cancel or rescind the Approved Purchase Contract; or

(ii)           either the Approved Purchase Contract or any Refund Guarantee issued under the Approved Purchase Contract is cancelled, terminated, rescinded or suspended or otherwise ceases to remain in force for any reason; or

(iii)          the Approved Purchase Contract is amended or varied without the prior written consent of the Lenders except for any such amendment or variation as is permitted by this Agreement or any other relevant Finance Document; or

(iv)          the Approved Ship has not for any reason been delivered to, and accepted by, the Approved Guarantor under the Approved Purchase Contract by the earlier of (x) the date set out in the Approved Purchase Contract (as extended by permissible delays pursuant to the Approved Purchase Contract), (y) the final Reduction Date and (z) the date falling 3 years after the date of this Agreement.

(c)           If any Existing Charter or any other charter approved by the Lenders for the purposes of long-term employment under the definition of “Approved Ship” is terminated, becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason (other than by effluxion of time or following the sale or Total Loss of the Ship to which that charter relates) or the relevant Owner under any such charter is in breach such that the other party is entitled to terminate unilaterally or hire payable under any such charter is not paid on the due date or is suspended (a “charter termination date”), the Borrower shall prepay in full the Advance relative to the relevant Ship within 3 days of the relevant charter termination date unless (i) the relevant Owner enters into a new charterparty in respect of its Ship with a charterer acceptable to the Lenders (in their Sole and absolute discretion) on terms, for a period and at a daily charterhire rate which are equivalent or no less favourable that those in the Existing Charter or such other charter, with such substitute charter being entered into within 30 days from the charter termination date relative to the Existing Charter or such other charter or (ii) the Majority Lenders are satisfied that the security cover ratio (as determined in accordance with Clause 16.1) is sufficient to allow the Lenders to maintain the Advance (without requiring any prepayment of the same).

(d)           If any of the circumstances referred to in the foregoing provisions of this Clause 9.9 which trigger a mandatory prepayment or reduction pursuant to this Clause 9.9 should arise, the Borrower hereby agrees to pay to the Agent any amount, in addition to that required to be paid pursuant to the applicable foregoing provisions of this Clause 9.9, which the Agent (acting upon the instructions of the Majority Lenders) may notify to the Borrower in writing from time to time, which amount will be paid at the same time as the applicable prepayment or reduction required to be made pursuant to the applicable foregoing provisions of this Clause 9.9 and will be applied in prepayment of the Loan (and the Borrower hereby irrevocably authorises the Agent to make such application).

For the avoidance of doubt, references in this Clause 9.9 to the Advance(s) in respect of a Ship shall include (if relevant) the Outstanding Guarantee Amount of any Guarantee issued in relation to that Ship and references in this Clause 9.9 to prepaying the Advance(s) in respect of a Ship shall include (if relevant) procuring the cancellation of the Outstanding Guarantee Amount of any Guarantee issued in relation to that Ship.

The prepayments and/or, as the case may be, permanent cancellations referred to in Clause 9.9(a) shall be made:

(A)          in the case of a sale, on or before the date on which the sale is completed by delivery of the relevant Ship to its buyer; or

(B)           in the case of a Total Loss, on the earlier of the date falling 120 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; or

(C)           in the case the Mortgage on the relevant Ship is discharged (other than in the circumstances referred to in paragraph (A) above and where the Borrower and the Security Parties have discharged all their obligations under the Finance Documents), on or before the date on which the Mortgage is discharged.

9.10        Currency of payment.  Each repayment or prepayment of the Loan or any part thereof shall be made in the currency in which the Loan or the relevant part thereof was outstanding on the relevant date of repayment or (as the case may be) prepayment (in such proportions as between the currencies in which the Loan is denominated at the time of the relevant repayment or prepayment as the Advance or Advances in the one currency bear to the Advance or Advances in the other currency) and on the basis of the Spot Rate of Exchange applicable to the Interest Period expiring on such repayment date or date of prepayment or, if not the last day of an Interest Period, applicable to the then current Interest Period.

9.11        Amounts payable on repayment or prepayment.  A repayment or prepayment shall be made together with accrued interest (and any other amount payable under Clause 22 or otherwise) in respect of the amount repaid or prepaid and, if the repayment or prepayment is not made on the last day of an applicable Interest Period together with:

(a)           any sums payable under Clause 22.1(b); and

(b)           as an agreed compensation for the loss of the Lender’s anticipated return on capital, a fee equal to the Margin (plus the Mandatory Cost, if any) on the amount prepaid for the balance of the applicable Interest Period, but otherwise without premium or penalty.

9.12        Reborrowing.  Subject to the terms of this Agreement, any amount of the Loan repaid or prepaid may be reborrowed.

9.13        Unwinding of Designated Transactions.  On or prior to any repayment or prepayment of the Loan under this Clause 9 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 9.1.

9.14        Prepayment of swap benefit.  If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be applied in prepayment of the Loan in accordance with Clause 9.5 and authorises the Swap Bank to pay such amount to the Agent for such purpose.

10           CONDITIONS PRECEDENT

10.1        Documents, fees and no default.  Each Lender’s obligation to contribute to an Advance (and, in the case of the Lender which is the Issuing Bank, to issue any Guarantee) is subject to the following conditions precedent:

(a)           that, on or before the Drawdown Date relative to the Advance which will be used in fully refinancing the Existing Indebtedness, the Agent receives the documents described in Part A of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(b)           that, on or before the Drawdown Date relative to each Advance which will be used in financing an Approved Ship (other than in the case of a Pre-Delivery Advance to which Clause 10.1(c) applies instead), the Agent receives the documents described in Part B of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(c)           that, on or before the Drawdown Date relative to a Pre-Delivery Advance which will be used in financing an Approved Ship, the Agent receives the documents described in Part C of Schedule 3 in form and substance satisfactory to the Agent and its lawyers;

(d)           that each Drawdown Notice contains irrevocable instructions from the Borrower to pay on the Drawdown Date relative to the relevant Advance all fees payable at that time (including, without limitation, any accrued guarantee commitment and commitment commission fees) pursuant to Clause 21.1;

(e)           that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)            no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the relevant Advance or (as the case may be) the issue of the Guarantee;

(ii)           the representations and warranties in Clause 11 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)          none of the circumstances contemplated by Clause 6.7 has occurred and is continuing;

(f)            that, if the ratio set out in Clause 16.1 were applied immediately following the making of the Advance or (as the case may be) the issue of the Guarantee, the Borrower would not be obliged to provide additional security or prepay part of the Loan or procure the cancellation of any of the Outstandings under that Clause; and

(g)           that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, reasonably request by notice to the Borrower prior to the relevant Drawdown Date.

10.2        Waiver of conditions precedent.  If the Majority Lenders, at their discretion, permit an Advance to be borrowed and/or (as the case may be) a Guarantee to be issued before certain of the conditions referred to in Clause 10.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 10 Business Days after the relevant Drawdown Date (or such longer period as the Agent, with the authorisation of the Majority Lenders, specify).

11           REPRESENTATIONS AND WARRANTIES

11.1        General. The Borrower represents and warrants to each Creditor Party as follows.

11.2        Status. The Borrower is a corporation domesticated in and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

11.3        Share capital and ownership.  The Borrower has an authorised share capital divided into 205,000,000 shares of $0.01 each divided into 200,000,000 shares of common stock and 5,000,000 shares of preferred stock.  The Borrower is the indirect and ultimate owner of all of the issued share capital of each Existing Owner.

11.4        Corporate power.  The Borrower (or in the case of paragraphs (a) and (b), each Existing Owner) has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)           to own and register the Existing Ship owned by it in its name on the relevant Approved Flag;

(b)           to enter into, and perform its obligations under, the Existing Charter to which it is a party;

(c)           to execute the Finance Documents to which the Borrower is a party; and

(d)           to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

11.5        Consents in force.  All the consents referred to in Clause 11.4 remain in force and nothing has occurred which makes any of them liable to revocation.

11.6        Legal validity; effective Security Interests.  The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)           constitute the Borrower’s legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)           create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate;

subject to any relevant insolvency laws affecting creditors’ rights generally.

11.7        No third party Security Interests.  Without limiting the generality of Clause 11.6, at the time of the execution and delivery of each Finance Document:

(a)           the Borrower will have the right to create all Security Interests which that Finance Document purports to create; and

(b)           no third party will have any Security Interest or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

11.8        No conflicts.  The execution by the Borrower of each Finance Document to which it is a party, the borrowing by the Borrower of the Loan (including, without limitation, any request for issue of a Guarantee), and its compliance with each Finance Document to which it is a party, will not involve or lead to a contravention of:

(a)           any law or regulation; or

(b)           the constitutional documents of the Borrower; or

(c)           any contractual or other obligation or restriction which is binding on the Borrower or any of its assets.

11.9        No withholding taxes.  All payments which the Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

11.10      No default.  No Event of Default or Potential Event of Default has occurred and is continuing.

11.11      Information.  All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 12.5.

11.12      No litigation.  No legal or administrative action involving the Borrower has been commenced or taken or, to the Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on the Borrower’s ability to satisfy and discharge in a timely manner any of its liabilities or obligations under any Finance Document.

11.13      Compliance with certain undertakings.  At the date of this Agreement, the Borrower is in compliance with Clauses 12.2, 12.4, 12.9 and 12.14.

11.14      Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to, the Borrower and its business.

11.15      Validity and completeness of Existing Charters. The copy of each Existing Charter delivered to the Agent before the date of this Agreement is a true and complete copy and:

(a)           each Existing Charter constitutes valid, binding and enforceable obligations of the parties thereto respectively in accordance with its terms; and

(b)           no amendments or additions to any Existing Charter have been agreed (other than those notified to the Agent prior to the date of this Agreement) nor has any party thereto waived any of their respective rights under any Existing Charter.

11.16      ISM Code and ISPS Code compliance.  The Borrower will procure that the Owners of the Existing Ships and the Approved Manager obtain all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Existing Ships and comply with the ISM Code and the ISPS Code.

11.17      No money laundering.  Without prejudice to the generality of Clause 4.3, in relation to the borrowing by the Borrower of the Loan, the issue of any Guarantee on request of the Borrower, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms that it is acting for its own account and that the foregoing will not involve or lead to contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities).

12           GENERAL UNDERTAKINGS

12.1        General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (which permission will not be unreasonably withheld in the circumstances referred to in Clause 12.3 where the permission of the Agent is required).

12.2        Title; negative pledge and pari passu ranking.  The Borrower will:

(a)           Indirectly hold the entire beneficial interest in, each Owner, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents;

(b)           not create or permit to arise any Security Interest over any other asset, present or future (including, but not limited to the Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of the Borrower’s interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement) other than in the normal course of its business of acquiring, financing and operating vessels; and

(c)           procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

12.3        No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)           all or a substantial part of its assets (including, without limitation, the shares of the Owners), whether by one transaction or a number of transactions, whether related or not; or

(b)           any debt payable to it or any other right (present, future or contingent) to receive a payment, including any right to damages or compensation,

if such transfer, lease or disposal results in a reduction of the Market Value Adjusted Total Assets by at least 50 per cent. (in all other circumstances the Borrower shall be deemed to have complied with its obligations under this Clause 12.3 by providing the Agent with prior written notice of its decision to transfer, lease or otherwise dispose of its assets as aforesaid).

12.4        No other liabilities or obligations to be incurred. The Borrower will not, and will procure that none of the Owners will, incur any liability or obligation except liabilities and obligations:

(a)           under the Finance Documents and the Approved Purchase Contracts to which each is a party;

(b)           under the Master Agreement (but in such case, only in connection with any Designated Transactions);

(c)           incurred, in the case of each Owner, in the normal course of its business of operating vessels; and

(d)           incurred, in the case of the Borrower, in the normal course of its business of acquiring and financing vessels through its wholly-owned subsidiaries.

12.5        Information provided to be accurate.  All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

12.6        Provision of financial statements. The Borrower will send to the Agent:

(a)           as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower (commencing with the Financial Year ended 31 December 2005), the audited consolidated accounts of the Borrower’s Group for that Financial Year and the audited individual accounts of the Borrower for that Financial Year; and

(b)           as soon as possible, but in no event later than 90 days after the end of each financial quarter in each Financial Year of the Borrower, the unaudited consolidated accounts of the Borrower’s Group for that 3-month period.

12.7        Form of financial statements.  All accounts (audited and unaudited) delivered under Clause 12.6 will:

(a)           be prepared in accordance with all applicable laws and USGAAP consistently applied;

(b)           give a true and fair view of the state of affairs of the Borrower or (as the case may be) the Borrower’s Group at the date of those accounts and of their or its profit for the period to which those accounts relate; and

(c)           fully disclose or provide for all significant liabilities of the Borrower or (as the case may be) the Borrower’s Group.

12.8        Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all documents which are despatched:

(a)           to the Borrower’s creditors generally;

(b)           if there is no Event of Default, to its shareholders (or any class of them) which the Borrower is required to despatch by law; and

(c)           if there is an Event of Default which is continuing, all documents despatched by the Borrower to its shareholders (or any class of them).

12.9        Consents.  The Borrower will maintain in force and promptly obtain or renew (or, as the case may be, will procure that there is maintained in force and promptly obtained or renewed), and will promptly send certified copies to the Agent of, all consents required:

(a)           for the Borrower and each Owner to perform its obligations under any Finance Document to which it is a party;

(b)           for the validity or enforceability of any Finance Document to which it is a party; and

(c)           for each Owner to continue to own and operate the Ship owned by it;

and the Borrower will comply (or procure compliance) with the terms of all such consents.

12.10      Maintenance of Security Interests. The Borrower will:

(a)           at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)           without limiting the generality of paragraph (a) at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in the Marshall Islands, Liberia, Greece, Panama, Bahamas or Cyprus or such other jurisdiction which the Lenders may reasonably require (including, without limitation, any Approved Flag State if at the relevant time a Ship is registered under the laws of such Approved Flag State), pay any stamp, registration or similar tax in any such country in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

12.11      Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Security Party, the Approved Manager, any Ship, their Earnings or their Insurances as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

12.12      No amendment to Master Agreement;  Transactions.  The Borrower will not:

(a)           agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions; or

(b)           enter into any Transaction pursuant to the Master Agreement except Designated Transactions.

12.13      No amendment to the Existing Charters and Approved Purchase Contracts.  The Borrower will ensure that:

(a)           no Existing Owner shall agree to any amendment or supplement to, or waive or fail to enforce, any Existing Charter or any of its provisions; and

(b)           no Approved Guarantor shall agree to any amendment or supplement to, or waive or fail to enforce, an Approved Purchase Contract to which such Approved Guarantor is a party or any of its provisions.

12.14      Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 29.2(a); and the Borrower will not establish, or do anything as a result of which it would be deemed to have, a place of business in any other country.

12.15      Confirmation of no default. The Borrower will, within 3 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an authorised officer of the Borrower and which:

(a)           states that no Event of Default or Potential Event of Default has occurred; or

(b)           states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 12.15 from time to time but only if asked to do so by a Lender or Lenders having aggregate Contributions and Outstandings exceeding 10 per cent. of the aggregate of the Loan and the Outstandings or (if no Advance is outstanding at the relevant time) Commitments exceeding 10 per cent. of the aggregate of the Total Commitments; and this Clause 12.15 does not affect the Borrower’s obligations under Clause 12.16.

12.16      Notification of default. The Borrower will notify the Agent as soon as it becomes aware of:

(a)           the occurrence of an Event of Default or a Potential Event of Default; or

(b)           any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

12.17      Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)           to the Borrower, the Owners, the Ships, their Earnings or their Insurances; or

(b)           to any other matter relevant to, or to any provision of, an Approved Purchase Contract, any Existing Charter or a Finance Document;

which may be requested by the Agent or the Security Trustee or (through the Agent) by any Lender at any time.

12.18      Provision of copies and translation of documents.  The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

12.19      Time charter assignment.  Without prejudice to Clause 15.13, the Borrower shall procure that if any Owner enters into a time charterparty or contract of affreightment in respect of its Ship which is of 12 or more months in duration, or is capable of exceeding 12 months in duration or any bareboat charter in respect of its Ship, such Owner shall at the request of the Agent, execute in favour of the Security Trustee a Charterparty Assignment and (in the case of any bareboat charter of a Ship) a Bareboat Charter Security Agreement in respect of such charter and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Part A of Schedule 3 hereof.

12.20      Purchase of further tonnage.  The Borrower shall procure that no Owner shall purchase any vessel other than an Approved Ship.

12.21      Provision of confirmations.  The Borrower shall provide to the Creditor Parties (or any of them) such documentation and evidence as may be required by that Creditor Party from time to time to comply with applicable law and regulations and its own internal guidelines in relation to the opening of bank accounts and the identification of its customers.

12.22      Right of first refusal in relation to refinancing of Pre-Delivery Advances.

(a)           The Borrower shall not, and shall procure that no Approved Guarantor will, enter into any discussion with any person in relation to the refinancing of any Pre-Delivery Advance without first discussing the same with the Lenders and giving the Lenders the option to refinance such Pre-Delivery Advance on terms to be agreed between the Borrower and the Lenders.

(b)           The Borrower shall not, and shall procure that no Approved Guarantor will, refinance any Pre-Delivery Advance with any person (other than the Lenders) on terms agreed with that person unless the Lenders have first been given the option pursuant to Clause 12.23(a) to refinance such Pre-Delivery Advance on the same (or substantially similar) terms.

12.23      Tax Lease Structure.  The Borrower may place any Mortgaged Ship within a tax lease structure, with the prior written consent of the Agent (to be given with the authorisation of, and upon such terms and conditions as may be requested by, all the Lenders (acting in their sole and absolute discretion, which shall include, without limitation, a requirement that the Borrower pay an administration fee to the Agent (for and on behalf of itself and the Lenders) in a reasonable amount to be agreed between the Borrower and the Agent (acting with the authorisation of all the Lenders (such authorisation not to be unreasonably withheld)) to compensate the Agent and the Lenders for all additional work which will be required to implement the tax lease structure).

13           CORPORATE UNDERTAKINGS

13.1        General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit (such permission not to be unreasonably withheld in the case of Clause 13.3(e)).

13.2        Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

13.3        Negative undertakings. The Borrower will not:

(a)           change the nature of its business; or

(b)           pay any dividend or make any other form of distribution at any time when an Event of Default or a Potential Event of Default has occurred and is continuing or will result from the payment of any dividend or the making of any other form of distribution;

(c)           effect any form of redemption, purchase or return of share capital at any time when an Event of Default or a Potential Event of Default has occurred or is continuing or will result from any form of redemption, purchase or return of share capital; or

(d)           provide any form of credit or financial assistance to:

(i)            a person who is directly or indirectly interested in the Borrower’s share or loan capital; or

(ii)           any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms’ length Provided that this shall not prevent or restrict the Borrower from on-lending the Loan to the Owners; or

(e)           enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation; or

(f)            cause the shares of the Borrower to cease to be listed on the New York Stock Exchange.

13.4        Financial covenants.  The Borrower shall ensure that at all times:

(a)           the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents) shall not exceed 0.7:1;

(b)           the aggregate of all Cash and Cash Equivalents shall not be less than $30,000,000;

(c)           the Interest Coverage Ratio shall not be less than 2.5:1; and

(d)           the Market Value Adjusted Net Worth of the Borrower’s Group shall not be less than $400,000,000.

13.5        Compliance check.  Compliance with the undertakings contained in Clause 13.4 shall be determined in each Financial Year:

(a)           at the time the Agent receives the Applicable Accounts of the Borrower’s Group for the first 6-month period of the Borrower’s Group in each Financial Year (pursuant to Clause 12.6(b)), by reference to the unaudited Applicable Accounts for the first two financial quarters in the relevant Financial Year and, in the case of the second 6-month period, by reference to the audited Applicable Accounts of the Borrower’s Group in each Financial Year;

(b)           at any other time as the Agent may reasonably request by reference to such evidence as the Lenders may require to determine and calculate the financial covenants referred to in Clause 13.4.

At the same time as it delivers the Applicable Accounts referred to in this Clause 13.5, the Borrower shall deliver to the Agent a certificate in the form set out in Schedule 6 demonstrating its compliance (or not, as the case may be) with the provisions of Clause 13.4 signed by the chief financial officer of the Borrower.

13.6        Subordination of rights of Borrower.  All rights which the Borrower at any time has (whether in respect of the on-lending of the Loan or any other transaction) against any Owner or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents;  and in particular, the Borrower shall not during the Security Period:

(a)           claim, or in a bankruptcy of any Owner prove for, any amount payable to the Borrower by an Owner, whether in respect of the on-lending of the Loan or any other transaction;

(b)           take or enforce any Security Interest for any such amount; or

(c)           claim to set-off any such amount against any amount payable by the Borrower to any Owner.

13.7        Maintenance of ownership of Owners.  The Borrower shall remain the ultimate legal and beneficial owner of the entire issued and allotted share capital of each Owner which at the relevant time is party to an Owner Guarantee free from any Security Interest.

14           INSURANCE

14.1        General. The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

14.2        Maintenance of obligatory insurances.  The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)           fire and usual marine risks (including hull and machinery and excess risks);

(b)           war risks;

(c)           protection and indemnity risks;

(d)           any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Owner to insure and which are specified by the Security Trustee by notice to that Owner.

14.3        Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)           in Dollars;

(b)           in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis being at least the greater of (i) the Market Value of the Ship owned by it and (ii) together with the other Mortgaged Ships, 120 per cent. of:

(i)            the aggregate of the Loan and the Outstandings; less

(ii)           the aggregate of all Pre-Delivery Advances;

(c)           in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)           in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)           on approved terms; and

(f)            through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

14.4        Further protections for the Creditor Parties.  In addition to the terms set out in Clause 14.3, the Borrower shall procure that the obligatory insurances shall:

(a)           (except in relation to risks referred to in Clause 14.2(c)) if the Security Trustee so requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(b)           name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(c)           provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made (other than in respect of premiums due in relation to the Ships) without set-off, counterclaim or deductions or condition whatsoever;

(d)           provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(e)           provide that the Security Trustee may make proof of loss if any Owner fails to do so.

14.5        Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)           at least 21 days before the expiry of any obligatory insurance effected by it:

(i)            notify the Security Trustee of the brokers (or the insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)           seek the Security Trustee’s approval to the matters referred to in paragraph (i);

(b)           at least 14 days before the expiry of any obligatory insurance effected by it, renew the insurance in accordance with the Security Trustee’s approval pursuant to paragraph (a); and

(c)           procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

14.6        Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and with a letter or letters of undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)           they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 14.4;

(b)           they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)           they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)           they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)           they will not (other than in respect of premiums due in relation to the other Mortgaged Ships) set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

14.7        Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:

(a)           a certified copy of the certificate of entry for that Ship;

(b)           a letter or letters of undertaking in such form as may be required by the Security Trustee;

(c)           where required to be issued under the terms of insurance/indemnity provided by that Owner’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to that Ship in accordance with the requirements of such protection and indemnity association; and

(d)           a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

14.8        Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

14.9        Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

14.10      Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

14.11      Compliance with terms of insurances. The Borrower shall procure that no Owner shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular that:

(a)           each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 14.7(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)           no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved (where applicable) by the underwriters of the obligatory insurances;

(c)           each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)           no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

14.12      Alteration to terms of insurances.  The Borrower shall procure that no Owner shall neither make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

14.13      Settlement of claims.  The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or (subject as hereinafter provided) for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

14.14      Provision of copies of communications. If the Security Trustee shall so request in respect of an Owner, the Borrower shall procure that that Owner shall provide the Security Trustee, at the time of each such communication or as otherwise specified by the Security Trustee, copies of all written communications which may be reasonably requested by the Security Trustee between that Owner and:

(a)           the approved brokers; and

(b)           the approved protection and indemnity and/or war risks associations; and

(c)           the approved insurance companies and/or underwriters;

which relate directly or indirectly to:

(i)            that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)           any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

14.15      Provision of information.  In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)           obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)           effecting, maintaining or renewing any such insurances as are referred to in Clause 14.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrower shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses reasonably incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

14.16      Mortgagee’s interest and additional perils insurances.  The Security Trustee shall maintain and renew all or any of the following insurances on such terms, conditions, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate:

(a)           a mortgagee’s interest marine insurance in an amount of not less than 120 per cent. of the aggregate of the Loan and the Outstandings providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to any Ship or a liability of any Ship or of any Owner, being a loss or damage which is prima facie covered by an obligatory insurance but in respect of which there is a non-payment (or reduced payment) by the underwriters by reason of, or on the basis of an allegation concerning:

(i)            any act or omission on the part of any Owner, of any operator, charterer, manager or sub-manager of any Ship or of any officer, employee or agent of any Owner or of any such person, including any breach of warranty or condition or any non-disclosure relating to such obligatory insurance;

(ii)           any act or omission, whether deliberate, negligent or accidental, or any knowledge or privity of any Owner, any other person referred to in paragraph (i)

above, or of any officer, employee or agent of any Owner or of such a person, including the casting away or damaging of any Ship and/or any Ship being unseaworthy; and/or

(iii)          any other matter capable of being insured against under a mortgagee’s interest marine insurance policy whether or not similar to the foregoing; and

(b)           a mortgagee’s interest additional perils policy in an amount of not less than 120 per cent. of the aggregate of the Loan and the Outstandings providing for the indemnification of the Creditor Parties against, among other things, any possible losses or other consequences of any Environmental Claim, including the risk of expropriation, arrest or any form of detention of any Ship, or the imposition of any Security Interest over any Ship and/or any other matter capable of being insured against under a mortgagee’s interest additional perils policy, and the Borrower shall upon demand fully indemnify the Security Trustee in respect of all premiums and other reasonable expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14.17      Review of insurance requirements.  The Security Trustee shall be entitled to review after prior consultation with the Borrower the requirements of this Clause 14 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Security Trustee, significant and capable of affecting the Owners or the Ships and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject).

14.18      Modification of insurance requirements.  The Security Trustee shall promptly notify the Borrower and the Owners of any proposed modification under Clause 14.17 to the requirements of this Clause 14 which the Security Trustee reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower and the Owners as an amendment to this Clause 14 and shall bind the Borrower accordingly.

14.19      Compliance with mortgagee’s instructions.  The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owners implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 14.18 and the Borrower shall procure that the Owners comply with any such requirement within a reasonable period of time in the context of the then prevailing circumstances.

15           SHIP COVENANTS

15.1        General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 15 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders (such authorisation not to be unreasonably withheld in the case of a proposed change of name or port of registry under the same flag of a Ship), may otherwise permit.

15.2        Ship’s name and registration. Each Owner shall keep the Ship owned by it registered in its name as a ship registered under an Approved Flag and shall not do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the port of registry or the name of that Ship.

15.3        Repair and classification. Each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)           consistent with first-class ship ownership and management practice;

(b)           so as to maintain the highest class with a classification society which is a member of the International Association of Classification Societies and which is acceptable to the Agent (acting upon the instructions of the Majority Lenders) free of all overdue recommendations and conditions affecting class; and

(c)           so as to comply with all laws and regulations applicable to vessels registered on an Approved Flag or to vessels trading to any jurisdiction to which that Ship may trade from time to time including, but not limited to, the ISM Code, the ISM Code Documentation, the ISPS Code and the ISPS Code Documentation.

15.4        Classification society undertaking. The Borrower shall procure that each Owner shall instruct the classification society of the Ship owned by it to do all or any of the following after the occurrence of an Event of Default or a Potential Event of Default (and procure that the classification society undertakes with the Security Trustee at such time):

(a)           to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to that Ship;

(b)           to allow the Security Trustee (or its agents),  at any time and from time to time, to inspect the original class and related records of that Owner and that Ship at the offices of the classification society and to take copies of them;

(c)           to notify the Security Trustee immediately in writing if the classification society:

(i)            receives notification from that Owner or any person that that Ship’s classification society is to be changed; or

(ii)           becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner’s or that Ship’s membership of the classification society;

(d)           following receipt of a written request from the Security Trustee:

(i)            to confirm that that Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)           if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

15.5        Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce her value.

15.6        Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of that Owner and subject to the security constituted by the relevant Mortgage Provided that an Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

15.7                        Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

15.8                        Inspection.  The Borrower shall:

(a)                                  ensure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship (at the risk of the relevant Owner save where any loss is shown to have been directly and mainly caused by the gross negligence or wilful misconduct of such surveyor or other person) owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs or to prepare a survey report (at the reasonable cost of the Borrower) in respect of such Ship and shall afford all proper facilities for such inspections Provided that such boarding and inspection does not materially disrupt the relevant Ship’s reasonable operation, repairs or maintenance; and

(b)                                 ensure that each Ship shall, both at the time of the survey referred to in this Clause 15.8 and at all other times throughout the Security Period, be in a good and safe condition and state of repair.

15.9                        Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge or settle:

(a)                                  all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances other than such liens and claims arising in the ordinary course of business (which must in any event be discharged in accordance with best ship management practice);

(b)                                 all taxes, dues and other amounts charged in respect of the Ship owned by it, her Earnings or her Insurances; and

(c)                                  all other outgoings whatsoever in respect of the Ship owned by it, her Earnings or her Insurances;

and, forthwith upon receiving notice of the arrest of that Ship, or of her detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that the Owner of that Ship shall procure her release within 5 Business Days of receiving such notice by providing bail or otherwise as the circumstances may require.

15.10                 Compliance with laws etc. The Borrower shall procure that each Owner and the Approved Manager shall:

(a)                                  comply, or procure compliance with, the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)                                 not employ the Ship owned by it nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code and the ISPS Code; and

(c)                                  in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless, in the case of such a zone where an additional premium would be payable, that Owner has (at its expense) effected any special, additional or modified insurance cover required for it to enter or trade to any war zone.

15.11                 Provision of information. The Borrower shall procure that each Owner shall promptly provide the Agent with any information which it reasonably requests regarding:

(a)                                  the Ship owned by it, her employment, position, engagements and her Insurances;

(b)                                 the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)                                  any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)                                 any towages and salvages; and

(e)                                  that Owner’s compliance, the Approved Manager’s compliance, or the compliance of the Ship owned by it, with the ISM Code and the ISPS Code;

and, upon the Agent’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and, of the ISM Code Documentation and the ISPS Code Documentation.

15.12                 Notification of certain events. The Borrower shall procure that each Owner shall, as soon as it becomes aware of any of the events referred to in this Clause 15.12, notify the Agent by fax, confirmed forthwith by letter, of:

(a)                                  any casualty which is or is likely to be or to become a Major Casualty;

(b)                                 any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)                                  any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with in accordance with its terms (including, without limitation, any time limit specified by any insurer or classification society or any competent authority);

(d)                                 any arrest or detention of the Ship owned by it (if the arrest or detention has not been released within 3 Business Days of its imposition or the Borrower or the relevant Owner considers that the arrest or detention will not be released within 3 Business Day of its imposition), any exercise or purported exercise of any lien on that Ship or her Earnings or her Insurances or any requisition of that Ship for hire;

(e)                                  any intended dry docking of the Ship owned by it which the Owner knows, or reasonably determines, will or may exceed (or has exceeded) 10 days in total;

(f)                                    any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)                                 any claim for breach of the ISM Code or the ISPS Code being made against that Owner and, to the extent that that Owner is aware of such claim, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)                                 any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with;

and that that Owner shall keep the Agent advised in writing on a regular basis and in such detail as the Agent shall require of that Owner’s or any other person’s response to any of those events or matters.

15.13                 Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall, in relation to the Ship owned by it:

(a)                                  save for any Existing Charter existing on the date of this Agreement which is a bareboat charter, let the Ship owned by it on demise charter for any period;

(b)                                 enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term of at least, or which by virtue of any optional extensions may be at least, 12 months;

(c)                                  charter the Ship owned by it otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(d)                                 appoint (or permit the appointment of) a manager of the Ship owned by it other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(e)                                  de-activate or lay up the Ship owned by it; or

(f)                                    put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or her Earnings or her Insurances for the cost of such work or otherwise or other arrangements satisfactory to the Security Trustee are made to ensure that no such lien will be exercised.

15.14                 Notice of Mortgage. The Borrower shall procure that each Owner shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Lenders.

15.15                 Sharing of Earnings. The Borrower shall procure that no Owner shall:

(a)                                  enter into any agreement or arrangement for the sharing of any Earnings;

(b)                                 enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)                                  enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

16                                  SECURITY COVER

16.1                        Provision of additional security cover; prepayment.  The Borrower undertakes with each Creditor Party that, if at any time the Agent notifies the Borrower that:

(a)                                  the aggregate of the Market Values of the Mortgaged Ships; plus

(b)                                 the net realisable value of any additional security previously provided under this Clause 16,

is below 125 per cent. of the aggregate of the Loan, the Swap Exposure and the Outstandings less the aggregate of all Pre-Delivery Advances, the Borrower will, within 14 Business Days after the date on which the Agent’s notice is served, either:

(i)                                     provide, or ensure that a third party provides, additional security acceptable to the Lenders which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)                                  prepay in accordance with Clause 9 such part (at least) of the Loan and/or procure cancellation of such part of the Outstandings as will eliminate the shortfall.

16.2                        Meaning of additional security.  In Clause 16.1 “security” means a Security Interest over an asset or assets acceptable to the Lenders (whether securing the Borrower’s liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrower’s liabilities under the Finance Documents.

16.3                        Requirement for additional documents.  The Borrower shall not be deemed to have complied with paragraph (i) of Clause 16.1 until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 3 Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

16.4                        Valuation of Ship not subject to a long-term charter.  The Market Value of a Mortgaged Ship which at the relevant time is not subject to a charter or other contract of employment having an unexpired term of at least 12 months with a first class acceptable charterer (in the absolute discretion of the Agent) is that shown by taking the average of two valuations prepared:

(a)                                  as at a date not more than 6 weeks previously;

(b)                                 by 2 Approved Brokers appointed by the Borrower, with both reporting to the Agent;

(c)                                  with or without physical inspection of that Ship (as the Agent may require);

(d)                                 on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)                                  after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

Provided that if the difference between the 2 valuations obtained at any one time pursuant to this Clause 16.4 is greater than 10 per cent. a valuation shall be commissioned from a third Approved Broker appointed by the Agent.  Such valuation shall be conducted in accordance with this Clause 16.4 and the Market Value of the Ship in such circumstances shall be the average of the initial 2 valuations and the valuation provided by the third Approved Broker.

16.5                        Valuation of Ship subject to long-term charter.  The Market Value of a Mortgaged Ship which at the relevant time is subject to a charter or other contract of employment having an unexpired term of at least 12 months with a first class charterer acceptable to the Agent (which acceptance shall not be unreasonably withheld) shall be the aggregate of the present values (as may be conclusively determined by the Agent) of:

(a)                                  the Bareboat-equivalent Time Charter Income of the Ship in respect of the remaining unexpired term of the relevant charter or other contract of employment excluding any periods for which the relevant charter or contract of employment may be renewed at the option of any party (for the purposes of this Clause 16.5, an “option period”); and

(b)                                 the current charter-free market value (determined in accordance with Clause 16.4 but subject to the adjustments referred to in this Clause 16.5) of a vessel with identical characteristics to the Ship other that its age which shall, for the purposes of this Clause 16.5, be considered to be the age of the Ship at the expiration of the charter or other contract of employment to which the Ship is subject at the relevant time (excluding any option periods), as such value may be adjusted to take into account the terms of any commitments undertaken by the Owner of the Ship which may affect its value.

For the purposes of this Clause 16.5, the discount rate which will apply in calculating the present value of the amounts referred to in paragraphs (a) and (b) will be the applicable Interest Rate Swap Rate for a period equal to the unexpired term of the Ship’s time charter or other contract of employment (excluding any option periods (rounded up to the nearest integral year)) unless the unexpired term of the Ship’s charter or other contract of employment (excluding any option periods) is less than 12 months in which the Interest Rate Swap Rate for a period of 12 months will apply.

16.6                        Value of additional security.  The net realisable value of any additional security which is provided under Clause 16.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 16.4.

16.7                        Valuations binding.  Any valuation under paragraph (i) of Clause 16.1, Clauses 16.4, 16.5 or 16.6 shall, in the absence of manifest error, be binding and conclusive as regards the Borrower, as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

16.8                        Provision of information.  The Borrower shall promptly provide the Agent and any Approved Broker or expert acting under Clause 16.4, 16.5 or 16.6 with any information which the Agent or the Approved Broker or expert may reasonably request for the purposes of the valuation; and, if the Borrower fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the Approved Broker or the Majority Lenders (or the expert appointed by them) consider prudent.

16.9                        Payment of valuation expenses.  Without prejudice to the generality of the Borrower’s obligations under Clauses 21.2, 21.3 and 22.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of any Approved Broker or expert instructed or approved by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause.

16.10                 Frequency of Valuations.  The Borrower acknowledges and agrees that the Agent may commission valuations of the Mortgaged Ships at such times as the Majority Lenders shall deem necessary and, in any event, not less often than once during each 3-month period of the Security Period Provided that in each calendar year one set of valuations of each Ship may be obtained from the electronic services provided by an Approved Broker subject to such electronic services having been previously approved by the Agent (acting upon the instructions of the Majority Lenders) in writing.

17                                  PAYMENTS AND CALCULATIONS

17.1                        Currency and method of payments.  All payments to be made:

(a)                                  by the Lenders to the Agent; or

(b)                                 by the Borrower to the Agent, the Security Trustee or any Lender,

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)                                     if in Dollars, by not later than 11.00 a.m. (New York City time) and if in an Optional Currency, by not later than 11.00 a.m. (in the principal financial centre for that Optional Currency), in each case on the due date;

(ii)                                  if in Dollars, in same day Dollar funds settled through the New York Clearing House Interbank Payments System and if in an Optional Currency, in immediately available funds (or in each case in such other funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement denominated in Dollars or the relevant Optional Currency);

(iii)                               in the case of an amount payable by a Lender to the Agent or by the Borrower to the Agent or any Lender, if in Dollars, to the account of the Agent at the Receiving Bank (Account No 000261123) with reference “Danaos Corporation - US$700m facility”, or if in an Optional Currency to such account of the Agent with such bank as the Agent shall have notified to the Borrower and the other Creditor Parties, or in each case to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)                              in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

17.2                        Payment on non-Business Day.  If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)                                  the due date shall be extended to the next succeeding Business Day; or

(b)                                 if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day;

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

17.3                        Basis for calculation of periodic payments.  All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year or (in relation to any amount denominated in Sterling) a 365 day year.

17.4                        Currency of Interest Payments.  All payments of interest in respect of the Loan or any part thereof shall be made in the currency in which the Loan or the relevant part thereof is outstanding at the relevant time.

17.5                        Distribution of payments to Creditor Parties.  Subject to Clauses 17.6, 17.7 and 17.8:

(a)                                  any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Issuing Bank or the Security Trustee shall be made available by the Agent to that Lender, the Issuing Bank or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Issuing Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)                                 amounts to be applied in satisfying amounts of a particular category which are due to the Lenders generally shall be distributed by the Agent to each Lender pro rata to the amount in that category which is due to it.

17.6                        Permitted deductions by Agent.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Issuing Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from the Issuing Bank or that Lender under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Issuing Bank to pay on demand.

17.7                        Agent only obliged to pay when monies received.  Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower, the Issuing Bank or any Lender any sum which the Agent is expecting to receive for remittance or distribution to the Borrower, the Issuing Bank or that Lender until the Agent has satisfied itself that it has received that sum.

17.8                        Refund to Agent of monies not received.  If and to the extent that the Agent makes available a sum to the Borrower, the Issuing Bank or a Lender, without first having received that sum, the Borrower, the Issuing Bank or (as the case may be) the Lender concerned shall, on demand:

(a)                                  refund the sum in full to the Agent; and

(b)                                 pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

17.9                        Agent may assume receipt.  Clause 17.8 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available (except an express notice from a Lender that it will not fund its Contribution).

17.10                 Creditor Party accounts.  Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.11                 Agent’s memorandum account.  The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee, the Issuing Bank and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

17.12                 Accounts prima facie evidence.  If any accounts maintained under Clauses 17.10 and 17.11 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

18                                  APPLICATION OF RECEIPTS

18.1                        Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document after the service of a notice on the Borrower under Clauses 20.2(a)(i) or (ii) shall be applied:

(a)                                  FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following order and proportions:

(i)                                     first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 21, 22 and 23 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document or in the Master Agreement);

(ii)                                  secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents and the Master Agreement (and, for this purpose, the expression “interest” shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 18); and

(iii)                               thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(b)                                 SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 18.1(a); and

(c)                                  THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

18.2                        Variation of order of application.  The Agent may, with the authorisation of all the Lenders, the Issuing Bank and the Swap Bank, by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 18.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

18.3                        Notice of variation of order of application.  The Agent may give notices under Clause 18.2 from time to time in respect of sums which may be received or recovered in the future.

18.4                        Appropriation rights overridden.  This Clause 18 and any notice which the Agent gives under Clause 18.2 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

19                                  APPLICATION OF EARNINGS

19.1                        Payment of Earnings.  The Borrower undertakes with each Creditor Party that, throughout the Security Period it will ensure that (subject only to the provisions of the General Assignments), all the Earnings of each Mortgaged Ship are paid to the Owner’s Earnings Account relative to such Ship or, at the option of the Borrower, to the Danaos Earnings Account Provided that at any time after the occurrence of an Event of Default the Agent (acting with the authorisation of the Majority Lenders) may, by notice to the Borrower, direct that the Earnings of the Ships (or any of them) be paid to a particular Earnings Account or Earnings Accounts and the Borrower shall comply or ensure that the relevant Owner or Owners comply with the Agent’s direction forthwith.

19.2                        Location of accounts.  The Borrower shall, and shall ensure each Owner shall, promptly:

(a)                                  comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts ~~and the Cash Collateral Account~~ (or any of them); and

(b)                                 execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts ~~and the Cash Collateral Account~~ (or any of them).

20                                  EVENTS OF DEFAULT

20.1                        Events of Default.  An Event of Default occurs if:

(a)                                  the Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document;  such failure shall not constitute an Event of Default if:

(i)                                     such failure is due to a bank payment transmission error; and

(ii)                                  the Borrower or the relevant Security Party remedies such failure within 3 days of the due date of payment of the relevant amount; or

(b)                                 any breach occurs of Clause 10, 12.3, 13.2, 13.3, 13.4, 14.2 or 16.1; or

(c)                                  any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) unless, in the opinion of the Majority Lenders, such default is capable of remedy, and such default is remedied within 14 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)                                 (subject to any applicable grace period specified in the Finance Document) any breach (which the Security Trustee considers, in its discretion, to be material) by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c)); or

(e)                                  any representation, warranty or statement (which the Security Trustee considers, in its discretion, to be material) made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made such failure shall not constitute an Event of Default if an innocent misrepresentation has been made and which, if capable of remedy, is remedied within 10 Business Days of its occurrence unless such innocent misrepresentation is made on a Drawdown Date; or

(f)                                    any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (other than the Borrower) or any Financial Indebtedness of the Borrower of at least $1,000,000 (or the equivalent in another currency) in aggregate in the case of any Financial Indebtedness falling within paragraph (a) of the definition of that term or any Financial Indebtedness falling within all other paragraphs of the definition of that term (or, when aggregated with any Financial Indebtedness falling within paragraph (a) of that term) of at least $10,000,000 in aggregate (or the equivalent in another currency):

(i)                                     any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)                                  any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)                               a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is lawfully terminated by the lessor or owner or becomes capable of being lawfully terminated as a consequence of any termination event; or

(iv)                              any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)                                 any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)                                 any of the following occurs in relation to a Relevant Person:

(i)                                     a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)                                  any assets of a Relevant Person are subject of any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 (or $10,000,000 in the case of the Borrower) or more or the equivalent in another currency; or

(iii)                               any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)                              a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower or an Owner which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)                                 a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within 30 days of the presentation of the petition; or

(vi)                              a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)                           any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi); or

(viii)                        in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the reasonable opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)                                 the Borrower ceases, or threatens to cease, to carry on all or a substantial part of its business or, as a result of intervention by or under the authority of any government, the business of the Borrower is wholly or partially curtailed or suspended, or all or a substantial part of the assets or undertaking of the Borrower is seized, nationalised, expropriate of compulsorily acquired; or

(i)                                     it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)                                     for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)                                  for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)                                     any consent necessary to enable any Owner to own, operate or charter the Ship owned by it or to enable the Borrower, any Owner or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document, any Existing Charter, any charter referred to in paragraph (b) of the definition of “Charterparty Assignment” or an Approved Purchase Contract is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled if this materially affects the security position of the Creditor Parties (or any of them) or the ability of the Borrower or a Security Party to timely discharge and/or perform its or their liabilities and obligations (or any of them) under any Finance Document; or

(k)                                  if, without the prior consent of the Majority Lenders, members of the Coustas family (either directly and/or through companies beneficially owned by members of the Coustas family and/or trusts or foundations of which members of the Coustas family are beneficiaries) own and control less than 51 per cent. of the issued voting share capital of the Borrower; or

(l)                                     if, without the prior consent of the Majority Lenders, the shares of the Borrower cease to be listed on the New York Stock Exchange; or

(m)                               it appears to the Majority Lenders that, without their prior consent, a change has occurred or probably has occurred after the date of this Agreement in the ultimate beneficial ownership of any of the shares in any Owner or in the ultimate control of the voting rights attaching to any of those shares; or

(n)                                 any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)                                 the security constituted by a Finance Document is in any way imperilled or in jeopardy unless within 14 Business Days of the security being so imperilled or jeopardised (i) the Borrower or a Security Party provides to the Security Trustee security in the form of a new Finance Document which, in the opinion of the Lenders, is equivalent to that constituted by the Finance Document which has become imperilled or jeopardised or (ii) the security ceases to be imperilled or in jeopardy; or

(p)                                 the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(q)                                 for any reason whatsoever, any Ship ceases to be managed by the Approved Manager on terms in all respects approved by the Majority Lenders; or

(r)

(s)                                  an Event of Default (as defined in Section 14 of the Master Agreement) occurs; or

(t)                                    any other event occurs or any other circumstances arise or develop including, without limitation:

(i)                                     a change in the financial position, state of affairs or prospects of the Borrower or any Owner; or

(ii)                                  any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a material risk that the Borrower is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

20.2                        Actions following an Event of Default.  On, or at any time after, the occurrence of an Event of Default which is continuing:

(a)                                  the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)                                     serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender and the Issuing Bank to the Borrower under this Agreement are terminated; and/or

(ii)                                  serve on the Borrower a notice stating that the Loan (excluding, for the avoidance of doubt, any Guarantee), all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)                               take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders and/or the Issuing Bank are entitled to take under any Finance Document or any applicable law; and/or

(b)                                 the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii), the Security Trustee, the Agent and/or the Issuing Bank and/or the Lenders are entitled to take under any Finance Document or any applicable law.

20.3                        Termination of Commitments.  On the service of a notice under paragraph (a)(i) of Clause 20.2, the Commitments and all other obligations of each Lender and the Issuing Bank to the Borrower under this Agreement shall terminate.

20.4                        Acceleration.  On the service of a notice under paragraph (a)(ii) of Clause 20.2, the Loan (excluding, for the avoidance of doubt, any Guarantee), all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

20.5                        Multiple notices; action without notice.  The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 20.2 simultaneously or on different dates and it and/or the

Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

20.6                        Notification of Creditor Parties and Security Parties.  The Agent shall send to each Lender, the Security Trustee, the Issuing Bank and each Security Party a copy or the text of any notice which the Agent serves on the Borrower under Clause 20.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

20.7                        Creditor Party rights unimpaired.  Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

20.8                        Exclusion of Creditor Party liability.  No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)                                  for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)                                 as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

20.9                        Relevant Persons.  In this Clause 20 a “Relevant Person” means the Borrower, a Security Party (other than any bareboat charterer which is a party to a Bareboat Charter Security Agreement) and any company which is a subsidiary of the Borrower or a Security Party or of which a Security Party is a subsidiary but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

20.10                 Interpretation.  In Clause 20.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 20.1(g) “petition” includes an application.

21                                  FEES AND EXPENSES

21.1                        Arrangement, guarantee commission and commitment commission fees.  The Borrower shall pay to the Agent arrangement fees, guarantee commission and commitment commission of the amounts, at the rates, and at the times, previously agreed in writing between the Agent and the Borrower for distribution among the Lenders in the proportions agreed.

21.2                        Costs of negotiation, preparation etc.  The Borrower shall pay to the Agent on its demand the amount of all expenses reasonably incurred by the Agent, the Lenders or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

21.3                        Costs of variations, amendments, enforcement etc.  The Borrower shall pay to the Agent, on the Agent’s demand, the amount of all expenses incurred by a Lender in connection with:

(a)                                  any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)                                 any consent or waiver by the Lenders, the Issuing Bank, the Majority Lenders or the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)                                  the valuation of any security provided or offered under Clause 16 or any other matter relating to such security; or

(d)                                 any step taken by the Lender concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

21.4                        Documentary taxes.  The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent’s demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

21.5                        Certification of amounts.  A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due save in the case of manifest error.

22                                  INDEMNITIES

22.1                        Indemnities regarding borrowing and repayment of Loan.  The Borrower shall fully indemnify the Agent, the Issuing Bank and each Lender on the Agent’s demand and the Security Trustee on its demand in respect of all expenses, liabilities and losses (including, without limitation, any loss of Margin) which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)                                  an Advance not being borrowed, and/or a Guarantee not being issued, on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)                                 the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period applicable to it or other relevant period;

(c)                                  any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 8);

(d)                                 the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 20;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

22.2                        Breakage costs.  Without limiting its generality, Clause 22.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender:

(a)                                  in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)                                 in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

22.3                        Miscellaneous indemnities.  The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind (“liability items”) which may be made or brought against, or incurred by, the Creditor Party concerned, in any country, in relation to:

(a)                                  any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Creditor Party concerned or by any receiver appointed under a Finance Document;

(b)                                 any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document, other than liability items which are shown to have been caused by the gross negligence or the wilful misconduct of the officers or employees of the Creditor Party concerned.

22.4                        Extension of indemnities; environmental indemnity.  Without prejudice to its generality, Clause 22.3 covers:

(a)                                  any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)                                 any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

22.5                        Currency indemnity.  If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)                                  making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)                                 obtaining an order or judgment from any court or other tribunal; or

(c)           enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 22.5 the “available rate of exchange” means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 22.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgement or order relating to those other liabilities.

22.6        Application to Master Agreement.  For the avoidance of doubt, Clause 22.5 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

22.7        Certification of amounts.  A notice which is signed by an officer of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 22 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

22.8        Sums deemed due to a Lender or the Issuing Bank.  For the purposes of this Clause 22, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender or the Issuing Bank shall be treated as a sum due to that Lender or the Issuing Bank save in the case of manifest error.

22.9        Receiving Bank.  The Borrower shall indemnify the Agent on demand against all costs and expenses arising out of the role of the Receiving Bank in relation to the Loan.

23           NO SET-OFF OR TAX DEDUCTION

23.1        No deductions.  All amounts due from the Borrower under a Finance Document shall be paid:

(a)           without any form of set-off, cross-claim or condition; and

(b)           free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

23.2        Grossing-up for taxes.  If the Borrower is required by law to make a tax deduction from any payment:

(a)           the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)           the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)           the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

23.3        Evidence of payment of taxes.  Within 1 month after making any tax deduction, the Borrower shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

23.4        Exclusion of tax on overall net income.  In this Clause 23 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party’s overall net income.

23.5        Application to the Master Agreement.  For the avoidance of doubt, Clause 23 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

24           ILLEGALITY, ETC

24.1        Illegality.  This Clause 24 applies if a Lender (the “Notifying Lender”) notifies the Agent that it has become, or will with effect from a specified date, become:

(a)           unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)           contrary to, or inconsistent with, a regulation;

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement or any Guarantee in the manner contemplated by this Agreement.

24.2        Notification of illegality.  The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee, the Issuing Bank and the other Lenders of the notice under Clause 24.1 which the Agent receives from the Notifying Lender.

24.3        Prepayment; termination of Commitment.  On the Agent notifying the Borrower under Clause 24.2:

(a)           the Notifying Lender’s Commitment shall terminate;

(b)           if the Notifying Lender is the Issuing Bank, the Borrower shall procure the prompt cancellation of the Outstandings and the return of each Guarantee issued to the Issuing Bank endorsed by the relevant Beneficiary to the effect that it is cancelled; and

(c)           thereupon or, if later, on the date specified in the Notifying Lender’s notice under Clause 24.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender’s Contribution in accordance with Clause 9 (other than Clause 9.5).

25           INCREASED COSTS

25.1        Increased costs.  This Clause 25 applies if a Lender or the Issuing Bank (the “Notifying Lender”) notifies the Agent that the Notifying Lender considers that as a result of:

(a)           the introduction or alteration after the date of this Agreement of a law, or a regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender’s overall net income); or

(b)           the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement (including, without limitation, the implementation of any regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled “International Convergence of Capital Measurement and Capital Structures”) (the “Basle Accord”)) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an “increased cost”, that is to say:

(i)            an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or its Contribution or Outstandings or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or Outstandings or other unpaid sums;

(ii)           a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)          an additional or increased cost of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender’s Contribution and/or Outstandings or (as the case may require) the proportion of that cost attributable to the Contribution and/or the Outstandings; or

(iv)          a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 22.1 or by Clause 23.

For the purposes of this Clause 25.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

In the event that it appears to the Agent that an increased cost will arise pursuant to this Clause 25.1 as a result of the implementation of the Basle Accord, the Agent shall consult with the Borrower but without prejudice to the obligations and liabilities of the Borrower under the above provisions of this Clause 25.1.

25.2        Notification to Borrower of claim for increased costs.  The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 25.1.

25.3        Payment of increased costs.  The Borrower shall pay to the Agent, on the Agent’s demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

25.4        Notice of prepayment.  If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 25.3, the Borrower may give the Agent not less than 3 Business Days’ notice of its intention to prepay the Notifying Lender’s Contribution and, if the Notifying Lender is the Issuing Bank, to cancel the Outstandings.

25.5        Prepayment; termination of Commitment.  A notice under Clause 25.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower’s notice of intended prepayment; and:

(a)           on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled;

(b)           if the Notifying Lender is the Issuing Bank, the Borrower shall procure the prompt cancellation of the Outstandings and the return of each Guarantee to the Issuing Bank endorsed by the relevant Beneficiary to the effect that it is cancelled; and

(c)           on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender’s Contribution, together with accrued interest thereon at the applicable rate plus the aggregate of the Margin and the Mandatory Cost (if any) (but subject to Clause 22.1).

25.6        Application of prepayment.  Clause 9 shall apply in relation to the prepayment.

26           SET-OFF

26.1        Application of credit balances.  Each Creditor Party may without prior notice but following the occurrence of an Event of Default which is continuing:

(a)           apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)           for that purpose:

(i)            break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)           convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)          enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

26.2        Existing rights unaffected.  No Creditor Party shall be obliged to exercise any of its rights under Clause 26.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

26.3        Sums deemed due to a Lender.  For the purposes of this Clause 26, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender’s proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26.4        No Security Interest.  This Clause 26 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrower.

27           TRANSFERS AND CHANGES IN LENDING OFFICES

27.1        Transfer by Borrower. The Borrower may not, without the prior consent of the Agent, given with the authorisation of all the Lenders:

(a)           transfer any of its rights or obligations under any Finance Document; or

(b)           enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

27.2        Transfer by a Lender.  Subject to Clause 27.4, a Lender (the “Transferor Lender”) may at any time, with the prior consent of the Agent but without needing the consent of the Borrower or any Security Party, cause:

(a)           its rights in respect of all or part of its Contribution; and

(b)           an equal proportion of its obligations in respect of all or part of its Commitment,

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or special purpose vehicle established by any Lender (a “Transferee Lender”) by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a “Transfer Certificate”) executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent, the Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

27.3        Transfer Certificate, delivery and notification.  As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)           sign the Transfer Certificate on behalf of itself, the Agent, the Borrower, the Security Parties, the Security Trustee and each of the other Lenders;

(b)           on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)           send to the Transferee Lender copies of the letters or faxes sent under paragraph (b).

27.4        Effective Date of Transfer Certificate.  A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 27.3 on or before that date.

27.5        No transfer without Transfer Certificate.  No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

27.6        Lender re-organisation; waiver of Transfer Certificate.  If a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in a successor, the successor shall automatically and without any further act being necessary become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

27.7        Effect of Transfer Certificate.  A Transfer Certificate takes effect in accordance with English law as follows:

(a)           to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely;

(b)           the Transferor Lender’s Commitment is discharged to the extent specified in the Transfer Certificate;

(c)           the Transferee Lender becomes a Lender with a Contribution and a Commitment of an amount specified in the Transfer Certificate;

(d)           the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)           any part of the Loan which the Transferee Lender advances after the Transfer Certificate’s effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender;

(f)            the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 6.7 and Clause 21, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)           in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

27.8        Maintenance of register of Lenders.  During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender, the Outstandings from time to time and the effective date (in accordance with Clause 27.4) of each Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 3 Business Days prior notice.

27.9        Reliance on register of Lenders.  The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions, the amount of the Outstandings and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

27.10      Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorises the Agent to sign Transfer Certificates on its behalf.

27.11      Registration fee.  In respect of any Transfer Certificate, the Agent shall, following its request and at its option, be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Agent’s option) the Transferee Lender.

27.12      Sub-participation; subrogation assignment.  A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Issuing Bank, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Issuing Bank, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

27.13      Disclosure of information.  A Lender may provide or disclose to an actual or potential Transferee Lender, any proposed or actual assignee or sub-participant or any person who may otherwise enter into (or propose to enter into) contractual relations with that Lender in connection with this Agreement or to any other person as required by any applicable law or regulation, a copy of this Agreement, copies of all information provided by the Borrower or any of the Security Parties under or in connection with each Finance Document, details of drawings made by the Borrower under this Agreement and information regarding the performance by the Borrower and the Security Parties of their obligations under this Agreement and the other Finance Documents.  Any Creditor Party may, disclose the size and term of the Total Commitments and the Loan and the name of the Borrower and each of the Security Parties to any investor or a potential investor in a securitisation (or similar transaction of broadly equivalent economic effect) of that Creditor Party’s rights or obligations under the Finance Documents (or any of them).

27.14      Change of lending office.  A Lender may change its lending office and may change its booking office by giving notice to the Agent and the change shall become effective on the later of:

(a)           the date on which the Agent receives the notice; and

(b)           the date, if any, specified in the notice as the date on which the change will come into effect.

27.15      Notification.  On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office or is acting through the booking office of which the Agent last had notice.

28           VARIATIONS AND WAIVERS

28.1        Variations, waivers etc. by Majority Lenders.  Subject to Clause 28.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf and with the consent of the Majority Lenders, by the Issuing Bank, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

28.2        Variations, waivers etc. requiring agreement of all Lenders.  However, as regards the following, Clause 28.1 applies as if the words “by the Agent on behalf and with the consent of the Majority Lenders” were replaced by the words “by or on behalf and with the consent of every Lender, the Swap Bank and the Issuing Bank”:

(a)           a change in the definition of the Margin, the Mandatory Cost or in the definition of LIBOR or EURIBOR;

(b)           a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)           a change to any Lender’s Commitment;

(d)           an extension of the Availability Period for any Advance;

(e)           a change to the definition of “Majority Lenders” or “Finance Documents”;

(f)            a change to the preamble or to Clause 2, 3, 4, 6.1, 9.1, 12, 13.4, 18, 19, 20, 30, 31, 32, 33 or 35;

(g)           a change to this Clause 28;

(h)           any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)            any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender’s consent is required.

28.3        Exclusion of other or implied variations.  Except for a document which satisfies the requirements of Clauses 28.1 and 28.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)           a provision of this Agreement or another Finance Document; or

(b)           an Event of Default; or

(c)           a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)           any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

29           NOTICES

29.1        General.  Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

29.2        Addresses for communications.  A notice shall be sent:

(a)	to the Borrower:	c/o the Approved Manager
Akti Kondyli 14
185 45 Piraeus
Greece

Fax No: +30 210 422 0855

(b)	to a Lender:	at the address below its name in Schedule 1 or (as
the case may require) in the relevant Transfer
Certificate

(c)	to the Agent,	The Royal Bank of Scotland plc
	the Security	Akti Miaouli 45
	Trustee or	185 36 Piraeus
	the Issuing Bank:	Greece
Attn: Shipping Department

Fax No: +30 210 459 6600

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders and the Security Parties.

29.3        Effective date of notices.  Subject to Clauses 29.4 and 29.5:

(a)           a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)           a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

29.4        Service outside business hours.  However, if under Clause 29.3 a notice would be deemed to be served:

(a)           on a day which is not a business day in the place of receipt; or

(b)           on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 29.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

29.5        Illegible notices.  Clauses 29.3 and 29.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

29.6        Valid notices.  A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

29.7        English language.  Any notice under or in connection with a Finance Document shall be in English.

29.8        Meaning of “notice”.  In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

30           REDUCTION OF GUARANTEES

30.1        Reduction of Outstanding Guarantee Amounts.  The Outstanding Guarantee Amount of a Guarantee shall not be treated as reduced for the purposes of this Agreement unless and until:

(a)           the Issuing Bank, or the Agent on its behalf, has received a written confirmation from the Beneficiary of the amount of such reduction; or

(b)           the Issuing Bank has notified the Agent in writing that (notwithstanding the absence of a written confirmation from the Beneficiary) it is satisfied that its liability under the Guarantee has been irrevocably reduced or discharged; or

(c)           the amount of the Guarantee irrevocably and unconditionally reduces in accordance with its terms; or

(d)           the expiry date of the Guarantee elapses and the Issuing Bank has notified the Borrower in writing, through the Agent, that it is satisfied that no claim or demand has been made, or may thereafter be made, under the Guarantee.

31           SETTLEMENT OF GUARANTEES

31.1        Notification of Settlement Amount.  The Issuing Bank shall, immediately after receiving a demand from, or after being notified by, the Beneficiary that it is required to make payment under a Guarantee, notify the Agent that such payment is due and of the Settlement Amount and the Settlement Date, and the Agent shall promptly notify the Borrower.

31.2        Borrower’s settlement.  The Borrower shall:

(a)           immediately after notification from the Agent under Clause 31.1, acknowledge to the Agent that it will reimburse the Settlement Amount; and

(b)           pay to the Agent, for the account of the Issuing Bank, the Settlement Amount in Dollars on the Settlement Date.

31.3        Borrower’s failure to reimburse.  If the Borrower fails to reimburse the Settlement Amount to the Agent, for the account of the Issuing Bank, on the Settlement Date pursuant to Clause 31.2, it shall pay to the Agent, for the account of the Issuing Bank, interest on the Settlement Amount from the Settlement Date to the date the Issuing Bank is reimbursed by the Borrower at the rate described in Clause 8 such interest to be compounded in accordance with Clause 8.6 and payable on demand.

32           INDEMNITY OF THE BORROWER

32.1        Borrower’s undertaking to indemnify.  The Borrower agrees that it shall:

(a)           pay to the Agent, for the account of the Issuing Bank, upon demand by the Agent an amount equal to each amount:

(i)            demanded from or paid by the Issuing Bank under a Guarantee;

(ii)           paid by the Issuing Bank to a Beneficiary under Clause 32.9;

and which is not otherwise fully reimbursed, paid or repaid by the Borrower under this Agreement;

(b)           pay to the Agent, for the account of the Lenders, upon demand by the Agent an amount equal to each amount paid by the Lenders to the Issuing Bank, or the Agent on its behalf, pursuant to Clause 33.1;

(c)           indemnify, as a principal and independent debtor, the Issuing Bank and each of the Lenders severally on demand against all actions, claims, demands, liabilities, costs, losses, damages and expenses incurred, suffered or sustained or any penalty or other expenditure which may result or which the Issuing Bank or any Lender may incur, suffer or sustain in connection with or arising out of or in relation to any Guaranteed Obligations and/or the payment under or other performance of a Guarantee or Clause 33.

32.2        Payment to Lenders.  The Borrower shall pay to the Agent, for the account of the Lender concerned, upon demand by the Agent an amount equal to each amount paid by a Lender to the Issuing Bank, or the Agent on its behalf, pursuant to Clause 33 notwithstanding that:

(a)           that amount may not properly be due whether because the corresponding amount was not properly due to the Beneficiary under a Guarantee or for any other reason whatsoever (other than in the case of gross negligence or wilful misconduct of the Issuing Bank); or

(b)           any Guarantee and/or any Guaranteed Obligations and/or the indemnities contained in Clause 33 is or are void or invalid or not binding on or enforceable against the Borrower or the Issuing Bank or a Beneficiary (as the case may be) for any reason whatsoever (other than in the case of gross negligence or wilful misconduct of the Issuing Bank) including (without limitation) the effect of any enactment, any legal limitation, illegality, disability, lack of corporate capacity or lack of powers of any party thereto or of any of its directors or officers.

32.3        Guarantee payments.  The Borrower:

(a)           irrevocably authorises the Issuing Bank to make any payment demanded from it pursuant to a Guarantee if that demand is made in accordance with its terms;

(b)           accepts that any demand for payment made by the Beneficiary pursuant to a Guarantee and which is made in accordance with its terms shall be conclusive evidence that the Issuing Bank was liable to make payment under the Guarantee and any payment which the Issuing Bank makes pursuant to any such demand shall be accepted by the Borrower as binding upon the Borrower; and

(c)           acknowledges and agrees that the Issuing Bank shall not in any circumstances whatsoever be liable to the Borrower in respect of any loss or damage suffered by the Borrower by reason of the Issuing Bank making a payment to the Beneficiary in connection with any payment demanded under a Guarantee.

32.4        Continuing indemnities.  The liabilities and obligations of the Borrower under the indemnities set out in Clause 32.1 shall remain in force as a continuing security until:

(a)           the full, prompt and complete performance of all the terms of such indemnities including the proper and valid payment of all amounts that may become due to the Issuing Bank and each of the Lenders under this Clause 32.4; and

(b)           subject to Clause 32.5, an absolute discharge or release of the Borrower signed by the Issuing Bank or the Lender concerned,

and accordingly the Borrower shall not have, as regards those indemnities, any of the rights or defences of a surety.

32.5        Discharges.  Any such discharge or release referred to in Clause 32.4, and any composition or arrangement which the Borrower may effect with the Issuing Bank or any Lender shall be deemed to be made subject to the condition that it will be void if any payment or security which any Creditor Party may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

32.6        Waiver of rights and defences.  Without limiting the generality of Clauses 32.4 and 32.5, the Borrower shall neither be discharged from any of its liabilities or obligations under Clause 32.1 by, nor have any claim against any Creditor Party in respect of:

(a)           any misrepresentation or non-disclosure respecting the affairs or condition of the Issuing Bank or any Lender made to the Borrower by any person; or

(b)           a Beneficiary and/or any Creditor Party releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrower, a Beneficiary or any other person; or

(c)           a Beneficiary and/or any Creditor Party asserting or pursuing, failing or neglecting to assert or pursue, or delaying in asserting or pursuing, or waiving, any of their rights or remedies against the Borrower, a Beneficiary or any other person; or

(d)           a Beneficiary and/or any Creditor Party and/or the Borrower, with the consent of the Borrower (or with or without the consent of the Borrower in the case of any variation agreed between a Beneficiary and the Borrower or the person whose obligations are guaranteed thereby), making, whether expressly or by conduct, any variation to any Guaranteed Obligations or a Guarantee; or

(e)           a Beneficiary and/or any Creditor Party and/or the Borrower:

(i)            taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to a Beneficiary or the Issuing Bank or any Lender or the Borrower or any other person in such manner as it or they think fit; or

(ii)           claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrower and/or a Beneficiary relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, the Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(f)            any assignment or transfer by a Beneficiary of, or any succession to, any of its rights relative to any Guaranteed Obligations or a Guarantee.

32.7        Provision of cash collateral security.  Forthwith upon, or at any time following:

(a)           the occurrence of an Event of Default or a Potential Event of Default; or

(b)           a shortfall in the level of security cover required to be maintained pursuant to Clause 16.1;

(c)           the service of a notice under paragraph (a)(ii) of Clause 20.2; or

(d)           the service of a notice under Clause 24.2 or Clause 25.4,

then in any such circumstances the Agent on behalf of the Issuing Bank and the Lenders shall be entitled (but not obliged) to demand payment by the Borrower of, and the Borrower forthwith upon such demand shall pay to the Agent on behalf of the Issuing Bank and the Lenders such amount as shall be, the aggregate of:

(i)            any Settlement Amount then due from the Borrower to the Issuing Bank pursuant to Clause 31.2 and not reimbursed; and

(ii)           the Outstandings.

32.8        Application of cash collateral security.  Subject always to the overriding provisions of Clause 18, moneys received by the Agent for the account of the Issuing Bank and the Lenders pursuant to Clause 32.7 shall be applied (as between the Borrower on the one hand and the Issuing Bank and the Lenders on the other) in the following manner:

(a)           firstly, in or towards payment of any Settlement Amount then due from the Borrower to the Lenders pursuant to Clause 31.2 and not reimbursed;

(b)           secondly, in payment to an account or accounts of the Agent for application from time to time by the Agent (and the Borrower hereby irrevocably authorises the Agent so to apply any such moneys) in or towards payment of, or reimbursement to the Issuing Bank for, any amount which the Issuing Bank shall or may at any time and from time to time thereafter pay or be or become liable to pay to the Beneficiary under or pursuant to or in connection with a Guarantee; and

(c)           thirdly, in or towards payment of all other sums which may be owing to the Issuing Bank and each Lender under or in connection with a Guarantee.

32.9        Negotiation with Beneficiaries.  The Borrower:

(a)           irrevocably authorises the Agent (acting on the instructions of the Majority Lenders) to negotiate with any Beneficiary at any time after the occurrence of any Event of Default or Potential Event of Default with a view to arranging for the prepayment by the Issuing Bank, for the account of the Borrower, of any Guaranteed Obligations;

(b)           agrees that at any time after the occurrence of any Event of Default or Potential Event of Default the Issuing Bank shall be entitled (but not, so far as the Borrower is concerned, bound) to pay to any Beneficiary, in such manner and upon such terms as the Issuing Bank and the Beneficiary shall agree, any Guaranteed Obligations.

33           INDEMNITIES OF THE LENDERS

33.1        Lenders’ undertakings to indemnify.  Each Lender severally agrees that it shall:

(a)           indemnify, as a principal and independent debtor, the Issuing Bank on demand in an amount equal to its Current Percentage of any amount payable by the Borrower to or for the account of the Issuing Bank under Clause 32.1(a) or (c) but unpaid; and

(b)           pay to the Agent (for the account of the Issuing Bank) interest upon any amounts payable by it pursuant to this Clause 33.1 from the date of demand to the date of actual payment by it at a rate from time to time determined by the Issuing Bank by reference to the cost of funds of the Issuing Bank from such sources as the Issuing Bank may from time to time determine.

33.2        Continuing indemnities.  The liabilities and obligations of each Lender under the indemnities set out in Clause 33.1 shall remain in force as a continuing security until the full, prompt and complete performance of all the terms of those indemnities including the proper and valid payment of all amounts that may become due to the Issuing Bank under this Agreement and accordingly no Lender shall have, as regards those indemnities, any of the rights or defences of a surety.

33.3        Discharges.  Any discharge or release granted to any Lender in respect of the foregoing indemnities and any composition or arrangement which the Agent or the Security Trustee on behalf of the Lenders may effect with the Issuing Bank, shall be deemed to be made subject to the condition that it will be void to the extent that any payment or security which the Issuing Bank may previously have received or may thereafter receive is set aside under any applicable law or proves to have been for any reason invalid.

33.4        Waiver of rights and defences.  Without limiting the generality of Clause 33.2, no Lender shall be discharged from any of its liabilities or obligations under Clause 33.1 by, nor shall any Lender have any claim against any other Creditor Party in respect of:

(a)           the Issuing Bank releasing or granting any time or any indulgence whatsoever or making any settlement, composition or arrangement with the Borrower or a Beneficiary or any other person; or

(b)           a Beneficiary and/or any Creditor Party and/or the Borrower, making, whether expressly or by conduct, any variation to any Guaranteed Obligations or a Guarantee; or

(c)           a Beneficiary and/or the Issuing Bank and/or the Borrower and/or the Agent and/or the Security Trustee:

(i)            taking, accepting, varying, dealing with, enforcing, abstaining from enforcing, surrendering or releasing any security in relation to a Beneficiary or the Issuing Bank or the Borrower or any other person in such manner as it or they may think fit; or

(ii)           claiming, proving for, accepting or transferring any payment in respect of the obligations and liabilities of the Borrower and/or a Beneficiary relative to any Guaranteed Obligations or under this Agreement in any composition by, or winding up of, the Borrower and/or any third party or abstaining from so claiming, proving, accepting or transferring; or

(d)           any assignment or transfer by a Beneficiary of, or any succession to, any of its rights relative to any Guaranteed Obligations or a Guarantee.

33.5        Transfer of benefit of security on Lender’s failure to pay.  If any Lender fails to make any payment to the Agent for account of the Issuing Bank pursuant to Clause 33.1 on the due date then until such Lender’s failure has been remedied in full the Issuing Bank shall be entitled to:

(a)           the benefit of such Lender’s share of the Borrower’s indemnity under Clause 32 and the benefit of all security then existing or thereafter created to secure the obligations of the Borrower under this Agreement to which such Lender would have been entitled had it performed its obligations in full as aforesaid; and

(b)           such Lender’s rights to commissions and fees in respect of the Guarantee in respect of which it has failed to perform its obligations.

The rights conferred upon the Issuing Bank by this Clause 33.5 shall be in addition and without prejudice to its other rights against such Lender under this Clause 33.

34           SUPPLEMENTAL

34.1        Rights cumulative, non-exclusive.  The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)           cumulative;

(b)           may be exercised as often as appears expedient; and

(c)           shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

34.2        Severability of provisions.  If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

34.3        Counterparts.  A Finance Document may be executed in any number of counterparts.

34.4        Benefit and binding effect.  The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective (including subsequent) successors and permitted assigns and transferees.

34.5        Third party rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

35           LAW AND JURISDICTION

35.1        English law.  This Agreement shall be governed by, and construed in accordance with, English law.

35.2        Exclusive English jurisdiction.  Subject to Clause 35.3, the courts of England shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

35.3        Choice of forum for the exclusive benefit of the Creditor Parties.  Clause 35.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)           to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of any country other than England and which have or claim jurisdiction to that matter; and

(b)           to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a matter which arises out of or in connection with this Agreement.

35.4        Process agent. The Borrower irrevocably appoints Danaos Management Consultants at their office for the time being, presently at 4 Staple Inn, Holborn, London WC1V 7QU, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement.

35.5        Creditor Party rights unaffected.  Nothing in this Clause 35 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

35.6        Meaning of “proceedings”.  In this Clause 35, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

THIS AGREEMENT has been entered into and amended and restated on the dates stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender and Lending Office	Tranche A Commitment (US Dollars)	Tranche B Commitment (US Dollars)
The Royal Bank of Scotland plc Akti Miaouli 45 185 36 Piraeus Greece Fax No: +30 210 459 6600	200,000,000	500,000,000

SCHEDULE 2

DRAWDOWN NOTICE / GUARANTEE ISSUE REQUEST

To:	The Royal Bank of Scotland plc
Akti Miaouli 45
185 36 Piraeus
Greece

Attention:	Shipping Department

2007

DRAWDOWN NOTICE / GUARANTEE ISSUE REQUEST

1              We refer to the loan agreement dated 20 February 2007 (the “Loan Agreement”) and made between (amongst others) ourselves, as Borrower, the Lenders referred to therein and yourselves as Agent and Security Trustee in connection with revolving credit facilities of up to US$700,000,000 in aggregate.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2              We request to borrow an Advance under [Tranche A][Tranche B] as follows:

(a)           Amount: US$[  ];

(b)           The Advance shall be drawn in [$] or [Optional Currency];

(c)           The Advance relates to the vessel[s] [•];

(d)           Drawdown Date: [                ]2007;

(e)           Duration of the first Interest Period shall be [ ] months; and

(f)            Payment instructions: [account in the name of [•] and numbered [•] with [•] of [•]]/[ the [Danaos] Earnings Account [in respect of [•]].

3              [We request the issue of a Guarantee in the form attached as follows:

(a)           Amount of the Guarantee: [•];

(b)           Guarantee Issue Date (“Drawdown Date”):  [•];

(c)           Expiry date of the Guarantee: [•];

(d)           Delivery Instructions:  [•].]

4              We represent and warrant that:

(a)           the representations and warranties in Clause 11 of the Loan Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)           no Event of Default or Potential Event of Default has occurred or will result from [the borrowing of the Advance][the issue of the Guarantee].

4              This notice cannot be revoked without the prior consent of the Majority Lenders.

5              We authorise you to deduct from the Advance the amount of all fees payable pursuant to Clause 21.1.

[Name of signatory]

for and on behalf of
DANAOS CORPORATION

SCHEDULE 3

CONDITION PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 10.1(a) required before the Drawdown Date of the Advance which will be used in fully refinancing the Existing Indebtedness.

1              A duly executed original of each of:

(a)           this Agreement;

(b)           the Agency and Trust Deed;

(c)           the Master Agreement;

(d)           the Master Agreement Assignment;

(e)           the Owner Guarantees to be entered into by the Existing Owners;

(f)            the Mortgages, the Deeds of Covenant, the General Assignments and the Charterparty Assignments relative to the Existing Ships;

(g)           the Danaos ~~Accounts~~Account Charge; and

(h)           the Earnings Account Charges relative to the Existing Ships unless the Borrower elects that all the Earnings of the Existing Ships shall be paid to the Danaos Earnings Account.

2              Copies of the certificate of incorporation and constitutional documents of the Borrower and each Existing Owner.

3              Copies of resolutions of the directors of the Borrower and the directors and shareholders of each Existing Owner authorising the execution of each of the Finance Documents to which the Borrower or that Owner is a party and, in the case of the Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4              The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or an Existing Owner.

5              Copies of all consents which the Borrower or any Existing Owner requires to enter into, or make any payment under, any Finance Document.

6              The originals of any mandates or other documents required in connection with the opening or operation of the Danaos Earnings Account~~,~~ and each Owner’s Earnings Account relative to an Existing Ship ~~and the Cash Collateral Account~~.

7              Evidence satisfactory to the Agent that each Existing Owner is a direct or indirect wholly-owned subsidiary of the Borrower.

8              Documentary evidence that:

(a)           each Existing Ship is definitively and permanently registered in the name of its Owner under the flag on which it is registered;

(b)           each Existing Ship is in the absolute and unencumbered ownership of its Owner save as contemplated by the Finance Documents to which that Owner is a party;

(c)           each Existing Ship maintains the highest available class with a classification society which is a member of the IACS as the Agent may approve free of all overdue recommendations and conditions of such classification society;

(d)           each Mortgage relative to an Existing Ship has been duly registered against that Existing Ship as a valid first preferred or (as the case may be) priority mortgage in accordance with the laws of the flag on which that Ship is registered; and

(e)           each Existing Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of such insurances have been complied with.

9              A copy of the Management Agreement and a duly executed original of the Manager’s Undertaking in relation to each Existing Ship.

10            Copies of:

(a)           the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation in respect of each Existing Ship and the Approved Manager certified as true and in effect by the Owner of such Existing Ship; and

(b)           the ISPS Code Documentation in respect of each Existing Ship and the Owner thereof certified as true and in effect by that Owner.

11            Two valuations (at the cost of the Borrower) of each Existing Ship addressed to the Agent, stated to be for the purpose of this Agreement and dated not earlier than 6 weeks before the Drawdown Date for the first Advance, each from an Approved Broker (such valuations to be made in accordance with Clause 16.4 or, as the case may be, Clause 16.5).

12            Evidence of the lightweight of each Existing Vessel.

13            All documentation required by each Creditor Party in relation to the Borrower and any Security Party pursuant to that Creditor Party’s “know your customer” requirements.

14            In relation to each Existing Ship, a letter from the Owner of the Ship to the protection and indemnity association in which the Ship is or is to be entered instructing it to provide the Security Trustee with a copy of the certificate of entry of the Ship and any other information relating to the entry of the Ship in such protection and indemnity association.

15            A written confirmation from the Borrower as to which individuals are authorised to give verbal and/or written instructions to the Agent on behalf of the Borrower in respect of the selection of any Interest Period pursuant to Clause 7.2.

~~15~~16       Such documents and evidence as any Creditor Party shall require in relation to the Borrower or any Security Party, based on applicable law and regulations and that Creditor Party’s own internal guidelines, relating to that Creditor Party’s knowledge of its customers.

~~16~~17       Documentary evidence of the Existing Indebtedness which will be refinanced by the Advance(s).

~~17~~18       In relation to each Advance to be made, notification by the Agent of the reduction amounts, term and amortisation/reduction profile to apply to that Advance for the purposes of Clause 9.1 and an acknowledgement by the Borrower of such amounts and dates.

~~18~~19       Documentary evidence that the agent for service of process named in Clause 35 has accepted its appointment.

~~19~~20       Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands, Liberia, Panama, Greece, Cyprus, Bahamas, Belgium and such other relevant jurisdictions as the Agent may require.

~~20~~21       A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances of the Existing Ships as the Agent may require.

~~21~~22       If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 10.1(b) required before the Drawdown Date of each Advance which shall be used in part-financing an Approved Ship (other than in the case of a Pre-Delivery Advance to which Part C below applies instead).

In Part B of Schedule 3, the following definitions shall have the following meanings:

(a)              “Relevant Advance” means the Advance which shall be used to part-finance the acquisition of the Approved Ship;

(b)             “Relevant Owner” means the Approved Guarantor which is the owner or (as the case may be) buyer of the Relevant Ship; and

(c)              “Relevant Ship” means the Approved Ship which is to be financed by the Relevant Advance.

1              Copies of resolutions of the shareholders and directors of the Relevant Owner and the Borrower authorising the execution of each of the Finance Documents to which the Relevant Owner is a party and, in the case of the Borrower, approving the borrowing of the Relevant Advance and authorising named directors or attorneys to give the Drawdown Notices and other notices under this Agreement and, in the case of the Relevant Owner, ratifying the execution of the Approved Purchase Contract to which it is a party.

2              The original of any power of attorney under which any Finance Document is executed on behalf of the Relevant Owner.

3              Copies of all consents which the Relevant Owner or the Borrower requires to enter into, or make any payment under, any Finance Document or the Approved Purchase Contract.

4              The written confirmation of the Agent that the Relevant Ship has been approved by the Lenders as an Approved Ship for the purposes of this Agreement pursuant to Clause 4.8.

5              Copies of the Approved Purchase Contract in respect of the Relevant Ship and of all documents issued by the Relevant Owner and the relevant Approved Seller under or in connection therewith.

6              A duly executed original of the Owner Guarantee of the Relevant Owner and of the Mortgage, the General Assignment, the relevant Earnings Account Charge (only if the Earnings of the Relevant Ship are not to be paid to the Danaos Earnings Account) and, if required by the relevant Approved Flag State, the Deed of Covenant, relative to the Relevant Ship and of each document to be delivered pursuant to each such Finance Document.

7              If applicable, a duly executed original of the Charterparty Assignment and the Bareboat Charter Security Agreement in respect of the Relevant Ship and of each document to be delivered pursuant to each such Finance Document.

8              Evidence satisfactory to the Agent that the Relevant Owner is a direct or indirect wholly-owned subsidiary of the Borrower.

9              Documentary evidence that:

(a)           in the case of a financing of the purchase of the Relevant Ship, the Relevant Ship has been unconditionally delivered by the Approved Seller thereof to, and accepted by, the Relevant Owner under the Approved Purchase Contract, and the full purchase price payable under the Approved Purchase Contract (in addition to the part of the purchase price to be financed by the Relevant Advance) has been duly paid;

(b)           the Relevant Ship is registered in the ownership of the Relevant Owner under an Approved Flag;

(c)           the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Owner save as contemplated by the Finance Documents;

(d)           the Relevant Ship maintains the highest available class with a classification society which is a member of the IACS as the Agent may approve free of all overdue recommendations and conditions of such classification society;

(e)           the Mortgage relating to the Relevant Ship has been duly registered or recorded against the Relevant Ship as a valid first priority ship mortgage in accordance with the laws of the relevant Approved Flag State; and

(f)            the Relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

10            A copy of the Management Agreement and duly executed original of the Manager’s Undertaking in relation to the Relevant Ship.

11            Copies of:

(a)           the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation in respect of the Relevant Ship and the Approved Manager certified as true and in effect by the Relevant Owner; and

(b)           the ISPS Code Documentation in respect of the Relevant Ship and the Relevant Owner certified as true and in effect by the Relevant Owner.

12            In the case of a financing of the purchase of the Relevant Ship, such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant Approved Seller of the Approved Purchase Contract and of all documents to be executed by such Approved Seller under the Approved Purchase Contract.

13            Two valuations (at the cost of the Borrowers) of the Relevant Ship, addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 6 weeks before the Drawdown Date relative to the Relevant Advance, each from an Approved Broker (such valuations to be made in accordance with Clause 16.4 or, as the case may be, Clause 16.5).

14            If required by the Lenders, a satisfactory (in the absolute opinion of the Lenders) survey report (at the cost of the Borrower) in respect of the Relevant Ship, addressed to the Agent, stated to be for the purposes of this Agreement and dated not earlier than 6 weeks before the Drawdown Date relative to the Relevant Advance, from an independent marine surveyor selected by the Lenders who shall have conducted a physical inspection of the Relevant Ship.

15            The originals of any documents required in connection with the opening of the Owner’s Earnings Account in respect of the Relevant Ship (only if the Earnings of the Relevant Ship are not to be paid to the Danaos Earnings Account).

16            Confirmation that the conditions (if any) required by the Lenders and referred to in the proviso to the definition of “Finance Level” have been satisfied.

17            Notification by the Agent of the reduction amounts, term and amortisation/reduction profile to apply to the Relevant Advance for the purposes of Clause 9.1 and an acknowledgement by the Borrower of such amounts and dates.

18            At the cost of the Borrower, a favourable opinion from an independent insurance consultant acceptable to the Lenders on such matters relating to the insurances for the Relevant Ship as the Agent may require.

19            Documentary evidence that the agent for service of process named in the Owner Guarantee of the Relevant Owner has accepted its appointment.

20            Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Approved Flag State, the jurisdiction of incorporation of the Approved Guarantor and such other relevant jurisdictions as the Agent may require.

21            If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART C

The following are the documents referred to in Clause 10.1(c) required before the Drawdown Date of each Pre-Advance which shall be used in part-financing the payment of a pre-delivery instalment for an Approved Ship under a shipbuilding contract which is an Approved Purchase Contract.

In Part C of Schedule 3, the following definitions shall have the following meanings:

(a)              “Relevant Advance” means the Pre-Delivery Advance which shall be used to part-finance the payment of the relevant pre-delivery instalment of the Approved Ship;

(b)             “Relevant Instalment”  means the instalment of the purchase price under the Approved Purchase Contract which is to be part-financed by the Relevant Advance;

(c)              “Relevant Owner” means the Approved Guarantor which is the buyer of the Relevant Ship; and

(d)             “Relevant Ship” means the Approved Ship which is to be financed by the Relevant Advance.

1              Copies of resolutions of the shareholders and directors of the Relevant Owner and the Borrower authorising the execution of each of the Finance Documents to which the Relevant Owner is a party and, in the case of the Borrower, approving the borrowing of the Relevant Advance and authorising named directors or attorneys to give the Drawdown Notices and other notices under this Agreement and, in the case of the Relevant Owner, ratifying the execution of the Approved Purchase Contract to which it is a party.

2              The original of any power of attorney under which any Finance Document is executed on behalf of the Relevant Owner.

3              Copies of all consents which the Relevant Owner or the Borrower requires to enter into, or make any payment under, any Finance Document or the Approved Purchase Contract.

4              The written confirmation of the Agent that the Relevant Ship has been approved by the Lenders as an Approved Ship for the purposes of this Agreement pursuant to Clause 4.8.

5              Copies of the Approved Purchase Contract in respect of the Relevant Ship and of all documents issued by the Relevant Owner and the relevant Approved Seller under or in connection therewith.

6              The original of the Refund Guarantee in respect of the Relevant Instalment.

7              A duly executed original of the Owner Guarantee of the Relevant Owner and of the Pre-Delivery Security Assignment relative to the Relevant Ship and of each document to be delivered pursuant to each such Finance Document.

8              Evidence satisfactory to the Agent that the Relevant Owner is a direct or indirect wholly-owned subsidiary of the Borrower.

9              Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution by the relevant Approved Seller of the Approved Purchase Contract and of all documents to be executed by such Approved Seller under the Approved Purchase Contract.

10            A duly issued invoice from the Approved Seller showing the amount due and payable to the Approved Seller pursuant to the Approved Purchase Contract in respect of the Relevant Instalment together with evidence that all amounts payable thereunder (in addition to the part to be paid by the requested Pre-Delivery Advance) have been duly paid.

11            Documentary evidence that the construction of the Approved Ship has reached the stage required (if any) for payment of the Relevant Instalment under the Approved Purchase Contract.

12            Written confirmation from the Relevant Owner to the Agent that the Relevant Owner has irrevocably accepted and approved the building works (if any) which have been completed on the Approved Ship up to the stage of construction referred to in the previous paragraph.

13            Stage certificates issued by such classification society as the Agent may approve in a form acceptable to the Agent, confirming that the building works (if any) carried out up to and including the stage of construction referred above of the Approved Ship have been completed to the satisfaction of such classification society.

14            Confirmation that the conditions (if any) required by the Lenders and referred to in the proviso to the definition of “Finance Level” have been satisfied.

15            Documentary evidence that the agent for service of process named in the Owner Guarantee of the Relevant Owner has accepted its appointment.

16            Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the jurisdiction of incorporation of each of the Approved Guarantor, the Approved Seller and the Refund Guarantor and such other relevant jurisdictions as the Agent may require.

17            If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Every copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary of the Borrower.

SCHEDULE 4

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:          THE ROYAL BANK OF SCOTLAND PLC for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee, and each Lender, as defined in the Loan Agreement referred to below.

[•] 200[•]

1              This Certificate relates to a Loan Agreement dated [•] 2007 (as amended and/or supplemented from time to time, the “Agreement”) and made between (1) Danaos Corporation (the “Borrower”), (2) certain banks and financial institutions as lenders (together in such capacity, the “Lenders”), (3) The Royal Bank of Scotland plc as swap bank (in such capacity, the “Swap Bank”), (4) The Royal Bank of Scotland plc as issuing bank (in such capacity, the “Issuing Bank”) and (5) The Royal Bank of Scotland plc as agent (in such capacity, the “Agent”) and as security trustee (in such capacity, the “Security Trustee”) for revolving credit facilities of up to $700,000,000 in aggregate.

2              In this Certificate, terms defined in the Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate and in addition:

“Relevant Parties” means the Agent, the Borrower, each Security Party, the Security Trustee, each Lender, the Swap Bank and the Issuing Bank;

“Transferor” means [full name] of [lending office]; and

“Transferee” means [full name] of [lending office].

3              The effective date of this Certificate is [•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4              The Transferor assigns to the Transferee absolutely and without recourse all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Agreement and every other Finance Document in relation to [•] per cent. of its Contribution, which amounts to $[•].

5              By virtue of this Certificate and Clause 27 of the Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment which percentage represents $[•]].

6              The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 27 of the Agreement provides will become binding on it upon this Certificate taking effect.

7              The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 27 of the Agreement.

8              The Transferor:

(a)           warrants to the Transferee and each Relevant Party:

(i)            that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs in connection with this transaction; and

(ii)           that this Certificate is valid and binding as regards the Transferor;

(b)           warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)           undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee’s title under this Certificate or for a similar purpose.

9              The Transferee:

(a)           confirms that it has received a copy of the Agreement and of each other Finance Document;

(b)           agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, any Lender, the Issuing Bank or the Swap Bank in the event that:

(i)            any Finance Document proves to be invalid or ineffective;

(ii)           the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any Finance Document; or

(iii)          it proves impossible to realise any asset covered by a Security Interest created by a Finance Document or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)           agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, any Lender, the Issuing Bank or the Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)           warrants to the Transferor and each Relevant Party:

(i)            that it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)           that this Certificate is valid and binding as regards the Transferee; and

(e)           confirms the accuracy of the administrative details set out below regarding the Transferee.

10            The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent’s or the Security Trustee’s own officers or employees.

11            The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

12            This Certificate shall be governed by, and construed in accordance with, English law.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself

as Agent and for every other Relevant Party

THE ROYAL BANK OF SCOTLAND PLC

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person

(Loan Administration Department):

Telephone:

Fax:

Contact Person

(Credit Administration Department):

Telephone:

Fax:

Account for payments:

NOTE:                  THIS TRANSFER CERTIFICATE ALONE MAY NOT BE SUFFICIENT TO TRANSFER A PROPORTIONATE SHARE OF THE TRANSFEROR’S INTEREST IN THE SECURITY CONSTITUTED BY THE FINANCE DOCUMENTS IN THE TRANSFEROR’S OR TRANSFEREE’S JURISDICTION OR IN THE JURISDICTION OF THE LAW WHICH GOVERNS A PARTICULAR SECURITY INTEREST.  IT IS THE RESPONSIBILITY OF EACH LENDER TO ASCERTAIN WHETHER ANY OTHER DOCUMENTS ARE REQUIRED FOR THIS PURPOSE.

SCHEDULE 5

DESIGNATION NOTICE

To:	The Royal Bank of Scotland plc
Akti Miaouli 45
185 36 Piraeus
Greece

[•] 2007

Dear Sirs

Loan agreement dated 20 February 2007 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (inter alia) (i) ourselves as Borrower, (ii) the Lenders, (iii) yourselves as Agent and Security Trustee and (iv) The Royal Bank of Scotland plc as Swap Bank in respect of revolving credit facilities of up to US$700,000,000 in aggregate

We refer to:

1              the Loan Agreement;

2              the Master Agreement dated as of February 2007 made between ourselves and The Royal Bank of Scotland plc; and

3              a Confirmation delivered pursuant to the said Master Agreement dated February 2007 and addressed by The Royal Bank of Scotland plc to us.

In accordance with the terms of the Loan Agreement, we hereby give you notice of the said Confirmation and hereby confirm that the Transaction evidenced by it will be designated as a “Designated Transaction” for the purposes of the Loan Agreement and the Finance Documents.

Yours faithfully

for and on behalf of
DANAOS CORPORATION

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	The Royal Bank of Scotland plc
Akti Miaouli 45
185 36 Piraeus
Greece

2007

Dear Sirs,

We refer to a loan agreement 20 February 2007 (as amended and/or supplemented from time to time, the “Loan Agreement”) made between (amongst others) yourselves and ourselves in relation to revolving credit and term facilities of up to $700,00000 in aggregate.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [audited]/[unaudited] consolidated accounts for the Borrower’s Group for the [Financial Year] [6-month period] ended [•].  The accounts (i) have been prepared in accordance with all applicable laws and USGAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Borrower’s Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Borrower’s Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Market Value Adjusted Total Assets of the Borrower’s Group as at [•].

The Borrower represents that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]].  In addition as of [•], the Borrower confirms compliance with the financial covenants set out in Clause 13.4 of the Loan Agreement for the [12][6] months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [•]:

(a)           the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents) is [•]:[•];

(b)           the aggregate of all Cash and Cash Equivalents is $[•];

(c)           the Interest Coverage Ratio is [•]:[•]; and

(d)           the Market Value Adjusted Net Worth is $[•].

This certificate shall be governed by, and construed in accordance with, English law.

[•]
Chief Financial Officer of
Danaos Corporation

SCHEDULE 7

MANDATORY COST FORMULA

1              The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2              On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Advance) and will be expressed as a percentage rate per annum.

3              The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Agent.  This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Advances made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4              The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01
300	per cent. per annum

where:

E              is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5              For the purposes of this Schedule:

(a)           ~~(a)_~~         “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules”  means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs”  means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)           “Participating Member State”  means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union; and

(e)           “Tariff Base”  has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6              If requested by the Agent, each Lender shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

7              Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a)           the jurisdiction of its lending office; and

(b)           any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph.

8              The rates of charge of each Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraph 6 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

9              The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 6 and 7 above is true and correct in all respects.

10            The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 6 and 7 above.

11            Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

12            The Agent may from time to time, after consultation with the Borrowers and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

EXECUTION PAGE

BORROWER

SIGNED by John Coustas	)
for and on behalf of	) /s/ John Coustas
DANAOS CORPORATION	)

LENDERS

SIGNED by Alexios Rodopoulos	)
for and on behalf of	) /s/ Alexios Rodopoulos
THE ROYAL BANK	)
OF SCOTLAND PLC	)

SWAP BANK

SIGNED by Alexios Rodopoulos	)
for and on behalf of	) /s/ Alexios Rodopoulos
THE ROYAL BANK	)
OF SCOTLAND PLC	)

ISSUING BANK

SIGNED by Alexios Rodopoulos	)
for and on behalf of	) /s/ Alexios Rodopoulos
THE ROYAL BANK	)
OF SCOTLAND PLC	)

AGENT AND SECURITY TRUSTEE

SIGNED by Alexios Rodopoulos	)
for and on behalf of	) /s/ Alexios Rodopoulos
THE ROYAL BANK	)
OF SCOTLAND PLC	)

Witness to the above	)
signatures:	)

Name: Alexia Matzmichalis	/s/ illeligible

Address: 2 Defteras Merachias
Piraeus 185 36 Greece